Filed Pursuant to Rule 424(b)(5) Registration No. 333-227740

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 9, 2018)

$

Conagra Brands, Inc.

$                Floating Rate Notes due 2020

$                Floating Rate Notes due 2021

$                % Senior Notes due 2021

$                % Senior Notes due 2024

$                % Senior Notes due 2025

$                % Senior Notes due 2028

$                % Senior Notes due 2038

$                % Senior Notes due 2048

We are offering $         aggregate principal amount of floating rate notes due 2020, which we refer to in this prospectus supplement as the “2020 floating rate notes,” $         aggregate principal amount of floating rate notes due 2021, which we refer to in this prospectus supplement as the “2021 floating rate notes,” $         aggregate principal amount of     % senior notes due 2021, which we refer to in this prospectus supplement as the “2021 notes,” $         aggregate principal amount of     % senior notes due 2024, which we refer to in this prospectus supplement as the “2024 notes,” $         aggregate principal amount of     % senior notes due 2025, which we refer to in this prospectus supplement as the “2025 notes,” $         aggregate principal amount of     % senior notes due 2028, which we refer to in this prospectus supplement as the “2028 notes,” $         aggregate principal amount of     % senior notes due 2038, which we refer to in this prospectus supplement as the “2038 notes,” and $         aggregate principal amount of     % senior notes due 2048 which we refer to in this prospectus supplement as the “2048 notes.” We refer to the 2020 floating rate notes and the 2021 floating note rate notes collectively as the “floating rate notes.” We refer to the 2021 notes, the 2024 notes, the 2025 notes, the 2028 notes, the 2038 notes and the 2048 notes collectively as the “fixed rate notes.” We refer to the floating rate notes and fixed rate notes collectively as the “notes.”

We will pay interest on the floating rate notes on                  ,                ,                and                  of each year, beginning on                 , 2019. We will pay interest on the fixed rate notes on                  and                  of each year, beginning on                 , 2019. The 2020 floating rate notes will mature on                 , 2020, the 2021 floating rate notes will mature on                 , 2021, the 2021 notes will mature on                 , 2021, the 2024 notes will mature on                 , 2024, the 2025 notes will mature on                 , 2025, the 2028 notes will mature on                 , 2028, the 2038 notes will mature on                 , 2038 and the 2048 notes will mature on                 , 2048.

We intend to use the net proceeds from this offering to finance, in part, our pending merger with Pinnacle Foods Inc., referred to as “Pinnacle,” including the payment of related fees and expenses, and to repay certain of our debt, as described under the heading “Use of Proceeds.” We refer to the pending merger with Pinnacle, whereby a wholly owned subsidiary of ours will merge with and into Pinnacle, with Pinnacle surviving as our wholly owned subsidiary, as the “Merger.” The closing of this offering is expected to occur prior to, and is not conditioned upon, the consummation of the Merger.

We may redeem some or all of the fixed rate notes of each series at any time and from time to time prior to their maturity, and the 2020 floating rate notes on or after the date that is twelve months prior to their maturity, at the applicable redemption prices described under “Description of Notes—Optional Redemption.” We do not have the right to redeem the 2021 floating rate notes prior to maturity. If a change of control triggering event occurs with respect to a series of notes, we will be required to make an offer to repurchase the notes of such series in cash from the holders thereof at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Change of Control Offer.” In addition, the 2020 floating rate notes, the 2021 floating rate notes, the 2021 notes, the 2024 notes, the 2025 notes, the 2028 notes and the 2038 notes, referred to as the “Special Mandatory Redemption Notes,” will be subject to a “special mandatory redemption” in the event that (i) the Merger is not consummated on or prior to April 1, 2019 or (ii) prior to April 1, 2019, the Merger Agreement is terminated, other than in connection with the consummation of the Merger. If a special mandatory redemption event occurs, we will be obligated to redeem all of the outstanding Special Mandatory Redemption Notes on the Special Mandatory Redemption Date (as defined herein) at the “special mandatory redemption price” equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, to, but not including, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

The 2048 notes are not subject to special mandatory redemption and will remain outstanding even if we do not consummate the Merger, unless otherwise redeemed or repurchased as described herein.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured debt from time to time outstanding, but will be effectively junior to our secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will not be the obligation of any of our subsidiaries. The notes will also be structurally subordinated to any debt of Pinnacle that remains outstanding if the Merger is consummated. For a more detailed description of the notes, see “Description of Notes.”

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes of any series on any securities exchange or to have the notes of any series quoted on any automated quotation system.

Neither the Securities and Exchange Commission, referred to as the “SEC,” nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)			Underwriting Discount			Proceeds (before expenses) to Conagra Brands, Inc.
	Per Note		Total	Per Note		Total	Per Note		Total
2020 Floating Rate Notes		%	$		%	$		%	$
2021 Floating Rate Notes		%	$		%	$		%	$
2021 Notes		%	$		%	$		%	$
2024 Notes		%	$		%	$		%	$
2025 Notes		%	$		%	$		%	$
2028 Notes		%	$		%	$		%	$
2038 Notes		%	$		%	$		%	$
2048 Notes		%	$		%	$		%	$
Total			$			$			$

(1)	Plus accrued interest from , if settlement occurs after that date, which is the U.S. business day following the date of this prospectus supplement (such settlement being referred to as “T+ ”).

Investing in the notes involves risks that are described or referred to in the “Risk Factors ” section beginning on page S-18 of this prospectus supplement.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the benefit of its participants, including Euroclear Bank SA/NV, referred to as “Euroclear,” and Clearstream Banking S.A., referred to as “Clearstream,” on or about                 , 2018.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Merrill Lynch	J.P. Morgan	Mizuho Securities

The date of this prospectus supplement is                 , 2018.

Prospectus Supplement

Page

About This Prospectus Supplement	S-ii

Where You Can Find Additional Information	S-ii

Information We Incorporate by Reference	S-ii

Notice to Investors in the European Economic Area	S-iii

Notice to Investors in the United Kingdom	S-iv

Forward-Looking Statements	S-iv

Summary	S-1

Prospectus

Plan of Distribution	16

Legal Matters	18

Experts	18

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or expressly incorporated by reference in this prospectus supplement, in the accompanying prospectus, in any free writing prospectus that we may provide to you and any other information to which we may refer you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the respective dates mentioned on the cover page of those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “Conagra,” “Conagra Brands,” the “Company” or other similar terms mean Conagra Brands, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act.” We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission, referred to as the “SEC.” Our SEC filings are available over the Internet on the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information at our website at www.conagrabrands.com. The information contained on or accessible through our website is not part of or incorporated by reference in this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended May 27, 2018, filed with the SEC on July 20, 2018;

S-ii

•	our Quarterly Report on Form 10-Q for the quarterly period ended August 26, 2018, filed with the SEC on October 2, 2018; and

•	our Current Reports on Form 8-K filed with the SEC on June 27, 2018 (Items 1.01 and 8.01), July 17, 2018, August 8, 2018, September 27, 2018 (Item 5.07), October 9, 2018 and October 12, 2018.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports. Investors should not rely on any documents that are not expressly incorporated by reference herein.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference in the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Conagra Brands, Inc.

222 Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Attention: Corporate Secretary

Telephone: (312) 549-5000

Pinnacle’s audited consolidated financial statements as of December 31, 2017 and December 25, 2016 and for the years ended December 31, 2017, December 25, 2016 and December 27, 2015, and the unaudited consolidated financial statements as of July 1, 2018 and for the six months ended July 1, 2018 and June 25, 2017, have been included in Conagra’s Current Report on Form 8-K filed on October 9, 2018, which is incorporated by reference herein.

We take no responsibility for Pinnacle’s filings with the SEC, and we are not incorporating by reference such filings into this prospectus supplement or the accompanying prospectus.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined herein). This prospectus supplement and the accompanying prospectus have each been prepared on the basis that all offers of the notes in any Member State of the European Economic Area, referred to as the “EEA,” which has implemented the Prospectus Directive, each referred to as a “Relevant Member State,” will only be made to a legal entity which is a qualified investor under the Prospectus Directive, referred to as “Qualified Investors.” Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither Conagra Brands, Inc. nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended, referred to as “MiFID II”; or (ii) a customer within the meaning of Directive 2002/92/EC, as amended, referred

S-iii

to as the “Insurance Mediation Directive,” where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended, referred to as the “PRIIPs Regulation,” for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of any notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended, referred to as the “FSMA.” Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended, referred to as the “Financial Promotion Order,” or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of their contents.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the “Securities Act,” and Section 21E of the Exchange Act. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance and are subject to certain risks, uncertainties and changes in circumstances. These forward-looking statements include, among others, statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms. Such forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. In addition to the risk factors referred to or described in this prospectus supplement under “Risk Factors,” as well as in documents incorporated by reference in this prospectus supplement and the accompanying prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•	the failure to obtain Pinnacle shareholder approval of the Merger;

•	the possibility that the closing conditions to the Merger may not be satisfied or waived;

•	delay in closing the Merger or the possibility of non-consummation of the Merger;

•

the risk that the cost savings and any other synergies from the Merger may not be fully realized or may take longer to realize than expected, including that the Merger may not be accretive within the expected timeframe or to the extent anticipated;

S-iv

•	the occurrence of any event that could give rise to termination of the Merger Agreement;

•	the risk that shareholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the Merger to us and our management;

•	the effect of the announcement of the Merger on our ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

•	our ability to achieve the intended benefits of recent and pending acquisitions and divestitures, including the recent spin-off of our Lamb Weston business;

•	the continued evaluation of the role of our Wesson® oil business;

•	general economic and industry conditions;

•	our ability to successfully execute our long-term value creation strategy;

•	our ability to access capital on acceptable terms or at all;

•	our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies from cost-saving initiatives and to benefit from trade optimization programs;

•	the effectiveness of our hedging activities and our ability to respond to volatility in commodities;

•	the competitive environment and related market conditions;

•	our ability to respond to changing consumer preferences and the success of our innovation and marketing investments;

•	the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters;

•	actions of governments and regulatory factors affecting our businesses, including the ultimate impact of recently enacted U.S. tax legislation and related regulations or interpretations;

•	the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions;

•	risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; and

•	other risks described in our reports filed from time to time with the SEC.

The forward-looking statements in this prospectus supplement and in the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

S-v

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under “Description of Notes.” Because this is a summary, it does not contain all the information that may be important to you. We urge you to read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes.

Conagra Brands

We are one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, the Company combines a rich heritage of making great food with a sharpened focus on innovation. The Company’s portfolio is evolving to satisfy people’s changing food preferences. Its iconic brands such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim®, and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Angie’s® BOOMCHICKAPOP®, Blake’s®, Duke’s® and Frontera®, offer choices for every occasion.

Our Grocery & Snacks reporting segment principally includes branded, shelf stable food products sold in various retail channels in the United States.

Our Refrigerated & Frozen reporting segment principally includes branded, temperature controlled food products sold in various retail channels in the United States.

Our International reporting segment principally includes branded food products, in various temperature states, sold in various retail and foodservice channels outside of the United States.

Our Foodservice reporting segment includes branded and customized food products, including meals, entrees, sauces and a variety of custom-manufactured culinary products, packaged for sale to restaurants and other foodservice establishments in the United States.

Our Commercial reporting segment included commercially branded and private label food and ingredients, which were sold primarily to commercial, restaurant, foodservice, food manufacturing, and industrial customers. The segment’s primary food items included a variety of vegetable, spice, and frozen bakery goods, which were sold under brands such as Spicetec Flavors & Seasonings®. In the first quarter of fiscal 2017, we sold our Spicetec and JM Swank businesses. These businesses comprise the entire Commercial segment following the presentation of Lamb Weston as discontinued operations.

The Merger

On June 26, 2018, Conagra Brands entered into an Agreement and Plan of Merger, referred to as the “Merger Agreement,” with Pinnacle and Patriot Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Conagra Brands, referred to as “Patriot Merger Sub,” pursuant to which Patriot Merger Sub will merge with and into Pinnacle, with Pinnacle surviving the Merger as a wholly owned subsidiary of Conagra Brands. Subject to the terms and conditions of the Merger Agreement, each share of Pinnacle common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which dissenter’s rights have been properly exercised and certain other excluded shares) will be converted into the right to receive (i) $43.11 in cash and (ii) 0.6494 shares of Conagra Brands, with cash payable in lieu of fractional shares. At the time of announcement, the transaction was valued at approximately $10.9 billion, including the assumption of debt.

The parties’ obligations to complete the Merger are conditioned upon approval of the Merger Agreement by the holders of at least a majority of the outstanding shares of Pinnacle common stock and other customary closing conditions. Consummation of the Merger is not subject to a financing condition. On July 25, 2018, Conagra Brands filed with the SEC a registration statement on Form S-4, which was amended on August 31, 2018 and September 13, 2018, to register the shares of Conagra Brands common stock to be issued as part of the Merger consideration. The registration statement was declared effective by the SEC on September 17, 2018 and includes a proxy statement relating to a special meeting of Pinnacle shareholders to consider a proposal to approve the Merger Agreement. Pinnacle began mailing its definitive proxy statement to its shareholders on September 18, 2018 and the special meeting of Pinnacle shareholders is currently scheduled to occur on October 23, 2018.

Pinnacle is a leading manufacturer, marketer and distributor of high-quality, branded food products in North America, with annual net sales of approximately $3.1 billion in its fiscal 2017. Pinnacle’s brand portfolio enjoys strong household penetration in the United States, where its products can be found in over 85% of U.S. households. Pinnacle’s products are sold through supermarkets, grocery wholesalers and distributors, mass merchandisers, super centers, convenience stores, dollar stores, natural and organic food stores, drug stores, e-commerce websites and warehouse clubs in the United States and Canada, as well as in military channels and foodservice locations.

The Merger would combine two of the fastest-growing companies in the consumer packaged foods industry by consumption and would create a leader in frozen foods with expanded presence in snacks. The combined company is expected to have sales of approximately $11.1 billion annually based on fiscal 2018 pro forma net sales. See “—Summary Unaudited Pro Forma Condensed Consolidated Financial Data.”

We intend to finance the Merger, including the payment of related fees and expenses, as well as the repayment of approximately $2.7 billion of Pinnacle’s existing debt as well as amounts outstanding under our existing term loan facility and commercial paper program, through the issuance of approximately 77.4 million shares of common stock to Pinnacle shareholders (subject to adjustment as described in the Merger Agreement) and (i) the net proceeds from this offering of notes, (ii) approximately $1.3 billion of borrowings under the new Term Loan Facility (as defined below) and (iii) the net proceeds from our recent common stock offering described below. Pinnacle shareholders are expected to own approximately 16% of the combined company upon consummation of the Merger, based on an estimated 77.4 million shares of common stock issued to Pinnacle shareholders, after giving effect to the issuance of 16,312,057 shares of common stock in the common stock offering described below. See “—Summary Unaudited Pro Forma Condensed Consolidated Financial Data.”

Common Stock Offering

On October 12, 2018, we sold, by means of a separate prospectus supplement, 16,312,057 shares of our common stock in a public offering registered under the Securities Act. In addition, we granted the underwriters of such common stock offering an option to purchase up to an additional 1,631,206 shares of our common stock for a period of 30 days ending on November 8, 2018. We expect to receive net proceeds, after deducting the underwriting discount but before deducting estimated offering expenses, of approximately $556 million from the common stock offering, or approximately $612 million if the underwriters of such common stock offering exercise their option in full. We intend to use the net proceeds from the common stock offering to finance, in part, the cash portion of the Merger consideration. If the Merger is not consummated for any reason, we intend to use the net proceeds from the common stock offering for general corporate purposes.

New Credit Agreement

On July 11, 2018, we entered into (i) a Term Loan Agreement, referred to as the “New Term Loan Agreement,” with Bank of America, N.A., as administrative agent and a lender, Goldman Sachs Bank USA, as syndication agent and a lender, and the other financial institutions party thereto, providing for term loans to

Conagra Brands in an aggregate principal amount of up to $1.3 billion, referred to as the “Term Loan Facility,” and (ii) an Amended and Restated Revolving Credit Agreement, referred to as the “New Revolving Credit Agreement,” with Bank of America, N.A., as administrative agent and a lender, JPMorgan Chase Bank, N.A., as syndication agent and a lender, and the other financial institutions party thereto, providing for a revolving credit facility in a maximum aggregate principal amount outstanding at any one time of $1.6 billion (subject to increase to a maximum aggregate principal amount of $2.1 billion), referred to as the “Revolving Facility.”

New Term Loan Agreement

The Term Loan Facility is unsecured and provides for a $650 million tranche of three-year term loans and a $650 million tranche of five-year term loans. We anticipate borrowing in full under the New Term Loan Agreement to fund a portion of the cash consideration of the Merger. The three-year tranche loans and the five-year tranche loans mature on the third and fifth anniversaries, respectively, of the funding of such loans, which are anticipated to occur simultaneously with the closing date of the Merger.

The new term loans will bear interest at, at our election, either (a) LIBOR plus a percentage spread (ranging from 1% to 1.625% for three-year tranche loans and 1.125% to 1.75% for five-year tranche loans) based on our senior unsecured long-term indebtedness ratings or (b) the alternate base rate, described in the New Term Loan Agreement as the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%, plus a percentage spread (ranging from 0% to 0.625% for three-year tranche loans and 0.125% to 0.75% for five-year tranche loans) based on our senior unsecured long-term indebtedness ratings.

The New Term Loan Agreement contains customary affirmative and negative covenants for unsecured investment grade credit facilities of this type and financial covenants requiring compliance with a maximum leverage ratio and a minimum interest coverage ratio. These covenants were negotiated in a manner that was intended to accommodate the Merger and related transactions. We may voluntarily prepay term loans under the New Term Loan Agreement, in whole or in part, without premium or penalty, subject to certain conditions. Moreover, the New Term Loan Agreement contains events of default customary for unsecured investment grade credit facilities with corresponding grace periods, including, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, and bankruptcy and insolvency events.

New Revolving Credit Agreement

The Revolving Facility is unsecured and amends and restates our revolving credit facility under the prior revolving credit agreement, dated as of February 16, 2017, among Conagra Brands, Bank of America, N.A., as administrative agent and a lender, JPMorgan Chase Bank, N.A., as syndication agent and a lender, and the other financial institutions party thereto.

The proceeds of the new revolving loans under the New Revolving Credit Agreement may be used by us solely for general corporate purposes. We may borrow, repay and reborrow funds under the Revolving Facility until its maturity on July 11, 2023, at which time the Revolving Facility will terminate, and all outstanding loans thereunder, together with all accrued and unpaid interest, must be repaid (subject to potential extensions of the termination date for additional one-year or two-year periods from the then applicable termination date on an annual basis).

Loans (other than “bid loans”) under the Revolving Facility will bear interest at, at our election, either (a) LIBOR plus a percentage spread (ranging from 0.910% to 1.50%) based on our senior unsecured long-term indebtedness ratings or (b) the alternate base rate, described in the New Revolving Credit Agreement as the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%, plus a percentage spread (ranging from 0.0% to 0.50%) based on our senior unsecured long-term indebtedness ratings. Additionally, we have the right to request of the lenders (although the lenders have no obligation to provide) “bid loans” with a lower, fixed interest rate.

The New Revolving Credit Agreement contains customary affirmative and negative covenants for unsecured investment grade credit facilities of this type and financial covenants requiring compliance with a maximum leverage ratio and a minimum interest coverage ratio. These covenants were negotiated in a manner that was intended to accommodate the Merger and related transactions. Moreover, the New Revolving Credit Agreement contains events of default customary for unsecured investment grade credit facilities with corresponding grace periods, including, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, and bankruptcy and insolvency events.

Redemption of Pinnacle Notes

As of the date of this prospectus supplement, $350 million in aggregate principal amount of Pinnacle’s 5.875% Senior Notes due 2024, referred to as the “Pinnacle Notes,” were issued and outstanding. The Pinnacle Notes may be redeemed upon no less than 15 and no more than 60 days’ notice at a price equal to 100% of the aggregate principal amount of such Pinnacle Notes plus a make-whole amount. Pinnacle has provided to all of the holders of the outstanding Pinnacle Notes a notice of conditional redemption to redeem all of the outstanding Pinnacle Notes on the date of, and conditioned upon, the consummation of the Merger. The foregoing does not constitute a notice of redemption under the indenture governing the Pinnacle Notes.

Recent Developments

On October 9, 2018, Pinnacle disclosed the following preliminary estimated unaudited selected financial results for its third quarter ended September 30, 2018:

•

Pinnacle expects net sales to be in the range of $740 million to $745 million, compared with net sales of $749.8 million in the third quarter of 2017. The approximate 1% decline in sales is primarily due to intensified competition, specifically in Pinnacle’s Grocery segment, partially offset by ongoing growth in Pinnacle’s Frozen segment, led by the Birds Eye franchise, which continued to drive Pinnacle’s robust innovation program.

•

Pinnacle expects net earnings to be in the range of $67 million to $69 million, or $0.55 to $0.57 per diluted share. Pinnacle expects Adjusted net earnings to be in the range of $93 million to $95 million or Adjusted diluted earnings per share of $0.77 to $0.79. Profitability was driven by strong continued execution of Pinnacle’s productivity and cost management programs as well as a favorable tax rate versus the prior year period. GAAP and Adjusted earnings also include approximately $0.05 per share related to earlier than expected insurance recoveries from the 2017 Aunt Jemima recall, which had been previously incorporated into Pinnacle’s full year guidance.

•

Pinnacle expects Adjusted EBITDA to be in the range of $177 million to $180 million, reflecting Adjusted gross margin expansion, which is inclusive of the aforementioned insurance recoveries and the strong productivity and cost management programs.

The results for Pinnacle’s quarter ended September 30, 2018 are preliminary and unaudited. Pinnacle’s actual results may differ from the preliminary results due to the completion of Pinnacle’s financial closing procedures, final adjustments, annual impairment analysis and other developments that may arise between the date of this prospectus supplement and the time that financial results for the quarter ended September 30, 2018 are finalized.

The preliminary results included herein have been prepared by, and are the responsibility of, Pinnacle’s management. Deloitte & Touche LLP, Pinnacle’s independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

Pinnacle uses the following non-GAAP financial measures as defined by the SEC in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted EBITDA

•	Adjusted net earnings

•	Adjusted diluted earnings per share (EPS)

Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization, referred to in this paragraph as “EBITDA,” further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating EBITDA for purposes of covenant compliance under Pinnacle’s senior secured credit facility and the indenture governing the Pinnacle Notes, referred to as “Covenant Compliance EBITDA.” Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA. Pinnacle management uses Adjusted EBITDA as a key metric in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Pinnacle believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of Pinnacle and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Pinnacle has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Pinnacle believes Adjusted net earnings and related Adjusted diluted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing its primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted net earnings and Adjusted diluted EPS is used by Pinnacle management for planning and budgeting and for monitoring and evaluating financial and operating results.

A reconciliation of these preliminary non-GAAP financial measures to their most directly comparable GAAP measures is as follows:

	Three Months Ended September 30, 2018
	Net Sales	EBITDA(1)	Net Earnings	Diluted Shares	Diluted EPS
	(in millions, except per share data)
Reported—Range	$740-$745	$152-$155	$67-69	120.2	$0.55-0.57
Acquisition, merger, restructuring and all other costs—net of tax(2)	—	23.9	25.7	120.2	0.22
Non-cash items—net of tax(3)	—	0.6	0.5	120.2	0.00

Adjusted—Range	$740-$745	$177-$180	$93-$95	120.2	$0.77-0.79

(1)	Pinnacle cannot provide a reconciliation between its EBITDA and net income without unreasonable effort prior to the completion of its final closing procedures.

(2)	Primarily relates to charges incurred as a result of the Merger Agreement.

(3)	Primarily represents non-cash losses resulting from mark-to-market obligations under derivative contracts.

Corporate Information

We were initially incorporated as a Nebraska corporation in 1919 and were reincorporated as a Delaware corporation in December 1975. Our principal executive offices are located at 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654, and our main telephone number is (312) 549-5000. Our website is www.conagrabrands.com. The information contained on or accessible through our website is not part of or incorporated by reference in this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus. For additional information concerning Conagra Brands, please see our most recent Annual Report on Form 10-K and our subsequent filings with the SEC, which are incorporated by reference in this prospectus supplement. See “Where You Can Find Additional Information.”

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the thirteen weeks ended August 26, 2018 and last five fiscal years is set forth below.

	Thirteen Weeks Ended August 26, 2018	Fiscal Years Ended May
		2018	2017	2016	2015	2014
Ratio of earnings to fixed charges	5.2x	6.0x	4.5x	1.4x	2.8x	1.9x

Our pro forma ratio of earnings to fixed charges (giving effect to the Merger and related financings) for the thirteen weeks ended August 26, 2018 and fiscal year ended May 27, 2018 is set forth below.

	Thirteen Weeks Ended August 26, 2018	Fiscal Year Ended May 27, 2018
Pro forma ratio of earnings to fixed charges

For purposes of calculating the ratio of earnings to fixed charges, earnings are equal to the amount resulting from (1) adding (a) income from continuing operations before income taxes and equity method investment earnings, (b) fixed charges and (c) distributed income of equity method investees and (2) subtracting capitalized interest. Fixed charges are equal to the sum of (1) interest expense, (2) capitalized interest and (3) an estimate of the interest within rental expense (which we estimate to be one-third of the total of such expense).

The Offering

The following summary of this offering contains basic information about the notes and is not intended to be complete. For a more complete description of the terms of the notes offered hereby, see “Description of Notes.” For purposes of this section, references to “Conagra Brands,” “we,” “us” or “our” include only Conagra Brands, Inc. and not any of its subsidiaries.

Issuer	Conagra Brands, Inc., a Delaware corporation

Notes Offered	$ aggregate principal amount of senior notes, consisting of:

•	$ aggregate principal amount of floating rate notes due 2020;

•	$ aggregate principal amount of floating rate notes due 2021;

•	$ aggregate principal amount of % senior notes due 2021;

•	$ aggregate principal amount of % senior notes due 2024;

•	$ aggregate principal amount of % senior notes due 2025;

•	$ aggregate principal amount of % senior notes due 2028;

•	$ aggregate principal amount of % senior notes due 2038; and

•	$ aggregate principal amount of % senior notes due 2048.

Maturity Dates	The 2020 floating rate notes will mature on , 2020.

The 2021 floating rate notes will mature on , 2021.

The 2021 notes will mature on , 2021.

The 2024 notes will mature on , 2024.

The 2025 notes will mature on , 2025.

The 2028 notes will mature on , 2028.

The 2038 notes will mature on , 2038.

The 2048 notes will mature on , 2048.

Interest Rates	The 2020 floating rate notes will bear interest at a rate equal to three-month LIBOR plus % per year.

The 2021 floating rate notes will bear interest at a rate equal to three-month LIBOR plus % per year.

The 2021 notes will bear interest at a rate of % per year.

The 2024 notes will bear interest at a rate of % per year.

The 2025 notes will bear interest at a rate of % per year.

The 2028 notes will bear interest at a rate of % per year.

The 2038 notes will bear interest at a rate of % per year.

The 2048 notes will bear interest at a rate of % per year.

Interest Payment Dates	We will pay interest on the floating rate notes on , , and of each year, beginning on , 2019.

We will pay interest on the fixed rate notes on and of each year, beginning on , 2019.

Ranking	The notes will be our senior unsecured obligations, will rank equally with all of our other senior unsecured debt, including all of our other unsubordinated notes, from time to time outstanding, but will be effectively junior to our secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to the secured and unsecured debt of Conagra Brands’ subsidiaries, including to any debt of Pinnacle that remains outstanding if the Merger is consummated. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See “Description of Notes—Ranking.”

Form and Denomination	The notes of each series will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances	We may issue additional notes ranking equally and ratably with a series of notes (with the same terms as the notes of such series other than the date of issuance and, under certain circumstances, the initial interest payment date, the date from which interest thereon will begin to accrue and the issue price). Such notes will form a single series with the previously issued and outstanding notes of such series.

Optional Redemption	We may redeem the fixed rate notes of each series, in whole or in part, at any time and from time to time at the “make-whole” redemption price described herein under the caption “Description of Notes—Optional Redemption.”

Notwithstanding the foregoing, if (i) the 2024 notes are redeemed on or after                 , 2024 (the date that is one month prior to their maturity date), the 2024 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption, (ii) the 2025 notes are redeemed on or after                 , 2025 (the date that is two months prior to their maturity date), the 2025 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not

including, the date of redemption, (iii) the 2028 notes are redeemed on or after                 , 2028 (the date that is three months prior to their maturity date), the 2028 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption, (iv) the 2038 notes are redeemed on or after                 , 2038 (the date that is six months prior to their maturity date), the 2038 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption and (v) the 2048 notes are redeemed on or after                 , 2048 (the date that is six months prior to their maturity date), the 2048 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

We may redeem the 2020 floating rate notes, in whole or in part, on or after , 2019 (the date that is twelve months prior to their maturity date) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption. We do not have the right to redeem the 2021 floating rate notes prior to maturity.

Special Mandatory Redemption	If (i) the Merger is not consummated on or prior to April 1, 2019 or (ii) if prior to April 1, 2019, the Merger Agreement is terminated, other than in connection with the consummation of the Merger, we will be obligated to redeem all of the Special Mandatory Redemption Notes on the Special Mandatory Redemption Date at the “special mandatory redemption price” equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

The 2048 notes are not subject to special mandatory redemption and will remain outstanding even if we do not consummate the Merger, unless otherwise redeemed or repurchased as described herein.

Change of Control Offer	If we experience a “Change of Control Triggering Event” (as defined in “Description of Notes—Change of Control Offer”), we will be required, unless (1) we have exercised our option to redeem the notes of the applicable series or (2) the conditions to a special mandatory redemption shall have occurred, to offer to repurchase the notes of the applicable series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Change of Control Offer.”

Certain Covenants	The indenture governing the notes will contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured debt. Certain sale and leaseback transactions will be similarly limited. See “Description of Notes—Certain Covenants.”

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, referred to as “DTC,” or its nominee. See “Description of Notes—Book-Entry; Delivery and Form.”

Same Day Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	We expect to receive net proceeds of $ million from this offering, after deducting the underwriting discount, but before deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering to finance, in part, the Merger and transaction-related expenses (including retiring certain Pinnacle debt and paying transaction costs) and to repay borrowings under our existing term loan facility and our commercial paper program. If the Merger is not consummated for any reason, we will be required to redeem all outstanding Special Mandatory Redemption Notes. If the Merger is not consummated, we intend to use the net proceeds from the offering of the 2048 notes for general corporate purposes. See “Use of Proceeds” and “Description of Notes—Special Mandatory Redemption.”

No Listing of the Notes	We do not intend to apply to list the notes of any series on any securities exchange or to have the notes of any series quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar, Calculation Agent and Paying Agent	Wells Fargo Bank, National Association.

Risk Factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be carefully considered before investing in the notes.

Conflict of Interest	Because more than 5% of the net proceeds from this offering may be used to repay our existing $300 million term loan facility with an affiliate of an underwriter of this offering, as well as to repay commercial paper and redeem the Pinnacle Notes held by certain underwriters of this offering and/or their affiliates and to repay Pinnacle’s existing credit facility with affiliates of certain underwriters of this offering, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflict of Interest).”

Conagra Brands Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data as of and for each of the fiscal years ended May 2016 through 2018 and as of and for each of the thirteen-week periods ended August 26, 2018 and August 27, 2017. Our fiscal year ends on the last Sunday in May. The summary consolidated financial data as of May 2017 and 2018 and for each of the fiscal years ended May 2016, 2017 and 2018 have been derived from our audited consolidated financial statements and should be read together with those audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended May 27, 2018, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of May 29, 2016 have been derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement. The summary consolidated financial data as of August 26, 2018 and for the thirteen-week periods ended August 26, 2018 and August 27, 2017 have been derived from our unaudited condensed consolidated financial statements and should be read together with those unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarterly period ended August 26, 2018, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of August 27, 2017 has been derived from our unaudited condensed consolidated financial statements not incorporated by reference in this prospectus supplement. In the opinion of our management, our unaudited condensed consolidated financial statements were prepared on the same basis as our audited consolidated financial statements and include adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position as of the date and for the thirteen weeks ended August 26, 2018. The results for the thirteen weeks ended August 26, 2018 may not necessarily be indicative of full year results. You should read the summary consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	For the Fiscal Year Ended			For the Thirteen Weeks Ended	For the Thirteen Weeks Ended
	May 27, 2018	May 28, 2017	May 29, 2016	August 26, 2018	August 27, 2017
	(dollars in millions)
Income Statement Data
Net sales(1)	$7,938.3	$7,826.9	$8,664.1	$1,834.4	$1,804.2
Income from continuing operations(1)	797.5	546.0	128.5	178.2	153.6
Net income (loss) attributable to Conagra Brands, Inc.(2)	808.4	639.3	(677.0)	178.2	152.5

Balance Sheet Data (as of period end)
Total assets	$10,389.5	$10,096.3	$13,390.6	$10,485.0	$10,225.6
Senior long-term debt (noncurrent)(1)	3,035.6	2,573.3	4,685.5	3,037.8	2,571.1
Subordinated long-term debt (noncurrent)	195.9	195.9	195.9	195.9	195.9
Total long-term debt (noncurrent)	3,231.5	2,769.2	4,881.4	3,233.7	2,767.0

(1)	Amounts exclude the impact of discontinued operations of the Private Brands operations and the Lamb Weston operations.

(2)	Amounts include aggregate pre-tax goodwill and certain long-lived asset impairment charges in discontinued operations of $1.92 billion for fiscal 2016.

	For the Fiscal Year Ended		For the Thirteen Weeks Ended	For the Thirteen Weeks Ended
	May 27, 2018	May 28, 2017	August 26, 2018	August 27, 2017
	(dollars in millions)
Other Financial Data(1)
Organic net sales growth ex Trenton (percent change vs. prior period)(2)	(0.1)%	(5.5)%	1.2%	(2.9)%
Gross margin	29.6%	29.9%	28.1%	28.8%
Adjusted gross margin(3)	29.7%	30.2%	28.6%	29.2%
Operating margin	12.0%	11.1%	14.1%	14.4%
Adjusted operating margin(4)	15.0%	14.9%	14.6%	15.4%
Adjusted EBITDA(5)	$1,620.4	$1,801.9	$355.8	$391.1

(1)

Organic net sales growth ex Trenton, adjusted gross margin, adjusted operating margin, EBITDA and Adjusted EBITDA are non-GAAP financial measures. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of Conagra’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess Conagra’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, Conagra’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP. Reconciliations of the differences between these non-GAAP financial measures and their most comparable financial measures calculated and presented in accordance with GAAP are set forth in the footnotes below.

(2)

Organic net sales growth ex Trenton is comprised of net sales excluding the impact of foreign exchange, net sales from acquired businesses (reflecting the acquisitions of Sandwich Bros. of Wisconsin in the third fiscal quarter of fiscal 2018, Angie’s Artisan Treats, LLC in the second fiscal quarter of fiscal 2018, Thanasi Foods LLC in the fourth fiscal quarter of fiscal 2017 and Frontera Foods, Inc. and Red Fork LLC in the second fiscal quarter of fiscal 2017, in each case until the first anniversary date of the acquisition), net sales from divested businesses (reflecting the divestitures of Del Monte Canada in the first fiscal quarter of fiscal 2019 and J.M. Swank and Spicetec in the first fiscal quarter of fiscal 2017) and net sales from Conagra’s sold Trenton Plant (sold in the first fiscal quarter of fiscal 2019). The reconciliation of organic net sales growth ex Trenton to net sales is as follows:

Fiscal year ended May 27, 2018 compared to fiscal year ended May 28, 2017

	Fiscal Year Ended
	May 27, 2018	May 28, 2017	% Change
	(dollars in millions)
Net Sales	$7,938.3	$7,826.9	1.4%

Impact of foreign exchange	(27.9)	—	(0.4)
Net sales from acquired businesses	(169.1)	—	(2.1)
Net sales from divested businesses	(48.9)	(115.6)	0.9
Net sales from sold Trenton plant	(79.1)	(86.8)	0.1

Organic Net Sales ex Trenton	$7,613.3	$7,624.5	(0.1)%

Fiscal year ended May 28, 2017 compared to fiscal year ended May 29, 2016

	Fiscal Year Ended
	May 28, 2017	May 29, 2016	% Change
	(dollars in millions)
Net Sales	$7,826.9	$8,664.1	(9.7)%

Impact of foreign exchange	29.2	—	0.3
Net sales from acquired businesses	(36.5)	—	(0.6)
Net sales from divested businesses	(115.6)	(514.3)	4.5
Net sales from sold Trenton plant	(86.8)	(86.1)	—

Organic Net Sales ex Trenton	$7,617.2	$8,063.7	(5.5)%

Thirteen weeks ended August 26, 2018 compared to thirteen weeks ended August 27, 2017

	Thirteen Weeks Ended
	August 26, 2018	August 27, 2017	% Change
	(dollars in millions)
Net Sales	$1,834.4	$1,804.2	1.7%

Impact of foreign exchange	5.9	—	0.3
Net sales from acquired businesses	(37.4)	—	(2.0)
Net sales from divested businesses	(4.1)	(8.7)	0.2
Net sales from sold Trenton plant	(2.0)	(19.6)	1.0

Organic Net Sales ex Trenton	$1,796.8	$1,775.9	1.2%

Thirteen weeks ended August 27, 2017 compared to thirteen weeks ended August 28, 2016

	Thirteen Weeks Ended
	August 27, 2017	August 28, 2016	% Change
	(dollars in millions)
Net Sales	$1,804.2	$1,895.6	(4.8)%

Impact of foreign exchange	(3.2)	—	(0.2)
Net sales from acquired businesses	(31.0)	—	(1.6)
Net sales from divested businesses	(8.7)	(80.3)	3.7
Net sales from sold Trenton plant	(19.6)	(21.7)	—

Organic Net Sales ex Trenton	$1,741.7	$1,793.6	(2.9)%

(3)

Adjusted gross profit for the thirteen weeks ended August 26, 2018 and August 27, 2017 is comprised of gross profit excluding restructuring plans and corporate hedging derivative losses. The reconciliation of adjusted gross margin to gross margin is as follows:

	For the Thirteen Weeks Ended
	August 26, 2018	August 27, 2017
	(dollars in millions)
Gross profit	$515.5	$519.0

% of net sales	28.1%	28.8%

Restructuring plans	2.3	2.3
Corporate hedging derivative losses	6.4	6.0

Adjusted	$524.2	$527.3

% of net sales	28.6%	29.2%

Adjusted gross profit for the fiscal years ended May 27, 2018, May 28, 2017, May 29, 2016 and May 31, 2015 is comprised of gross profit excluding restructuring plans, costs related to acquisitions and divestitures and corporate hedging derivative losses (gains). The reconciliation of adjusted gross margin to gross margin is as follows:

	For the Fiscal Year Ended
	May 27, 2018	May 28, 2017	May 29, 2016	May 31, 2015
	(dollars in millions)
Gross profit	$2,351.5	$2,343.8	$2,429.2	$2,297.7

% of net sales	29.6%	29.9%	28.0%	25.4%

Restructuring plans	7.8	15.5	49.0	21.1
Costs related to acquisitions and divestitures	0.6	0.5	—	—
Corporate hedging derivative losses (gains)	(6.2)	5.1	(16.4)	24.6

Adjusted	$2,353.7	$2,364.9	$2,461.8	$2,343.4

% of net sales	29.7%	30.2%	28.4%	25.9%

(4)

Adjusted operating profit for the thirteen weeks ended August 26, 2018 and August 27, 2017 is comprised of operating profit excluding restructuring plans, costs related to acquisitions and divestitures, corporate hedging derivative losses, integration costs, and gain on the sale of Del Monte business. The reconciliation of adjusted operating margin to operating margin is as follows:

	For the Thirteen Weeks Ended
	August 26, 2018	August 27, 2017
	(dollars in millions)
Operating profit(a)	$258.2	$259.4

% of net sales	14.1%	14.4%

Restructuring plans	1.2	11.4
Costs related to acquisitions and divestitures	11.0	0.8
Corporate hedging derivative losses	6.4	6.0
Integration costs	4.3	—
Gain on sale of Del Monte business	(13.3)	—

Adjusted	$267.8	$277.6

% of net sales	14.6%	15.4%

(a)

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

Adjusted operating profit for the fiscal years ended May 27, 2018, May 28, 2017, May 29, 2016 and May 31, 2015 is comprised of operating profit excluding gain on the sale of Conagra’s Spicetec and J.M. Swank businesses, restructuring plans, costs related to acquisitions and divestitures, corporate hedging derivative losses (gains), goodwill and intangible impairment charges, early extinguishment of debt, pension valuation adjustment, integration of Conagra’s former Ralcorp business, early exit of an unfavorable lease contract by purchasing the building and legal matters. The reconciliation of adjusted operating margin to operating margin is as follows:

	For the Fiscal Year Ended
	May 27, 2018	May 28, 2017	May 29, 2016	May 31, 2015
	(dollars in millions)
Operating profit(a)	$953.1	$869.8	$708.4	$852.2

% of net sales	12.0%	11.1%	8.2%	9.4%

Gain on sale of Spicetec and J.M. Swank businesses	—	(197.4)	—	—
Restructuring plans	38.0	61.9	256.0	46.2
Costs related to acquisitions and divestitures	15.7	31.4	—	—
Corporate hedging derivative losses (gains)	(6.2)	5.1	(16.4)	24.6
Goodwill and intangible impairment charges	4.8	304.2	50.1	25.7
Early extinguishment of debt	—	93.3	23.9	24.6
Integration of former Ralcorp business	—	—	—	5.0
Early exit of an unfavorable lease contract by purchasing the building	34.9	—	—	—
Legal matters	151.0	(5.7)	5.0	(7.0)

Adjusted	$1,191.3	$1,162.6	$1,027.0	$971.3

% of net sales	15.0%	14.9%	11.9%	10.8%

(a)

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings and adding back Interest expense, net and removing Pension and post-retirement non-service income.

(5)

Adjusted EBITDA for the thirteen weeks ended August 26, 2018 and August 27, 2017 is comprised of net income attributable to Conagra Brands, Inc. less discontinued operations, net of tax, income tax expense, interest expense, net and depreciation and amortization and adjusted to exclude restructuring plans, acquisitions and divestitures, corporate hedging derivative losses (gains), gain on sale of the Del Monte business, integration costs and net income attributable to noncontrolling interests. The reconciliation of Adjusted EBITDA to net income is as follows:

	For the Thirteen Weeks Ended
	August 26, 2018	August 27, 2017
	(dollars in millions)
Net income attributable to Conagra Brands, Inc.	$178.2	$152.5

Less:
Discontinued operations, net of tax	—	0.3
Income tax expense	57.4	120.0
Interest expense, net	49.0	36.4
Depreciation and amortization	63.7	64.7

EBITDA	$348.3	$373.9

Restructuring plans	(0.9)	9.6
Acquisitions and divestitures	11.0	0.8
Corporate hedging derivative losses (gains)	6.4	6.0
Gain on sale of Del Monte business	(13.3)	—
Integration costs	4.3	—
Net income attributable to noncontrolling interests	—	0.8

Adjusted EBITDA	$355.8	$391.1

Adjusted EBITDA for the fiscal years ended May 27, 2018, May 28, 2017, May 29, 2016, May 31, 2015, May 25, 2014 and May 26, 2013 is comprised of net income attributable to Conagra Brands, Inc. less discontinued operations, net of tax, income tax expense, interest expense, net and depreciation and amortization and adjusted to exclude the impact of restructuring plans, acquisitions and divestitures, corporate hedging derivative losses (gains), pension settlement and valuation adjustment, salaried pension plan lump sum settlement, goodwill and intangible impairment charges, early exit of an unfavorable lease contract by purchasing the building, gain on substantial liquidation of an international joint venture, integration of the former Ralcorp business, legal matters, environmental matters, gain on sale of the Spicetec and JM Swank businesses, early extinguishment of debt, asset impairments and Adjusted EBITDA from discontinued operations, net of noncontrolling interests. Adjusted EBITDA for the fiscal years ended May 25, 2014 and May 26, 2013 includes Lamb Weston within continuing operations and for the fiscal year ended May 26, 2013 includes Private Brands within continuing operations. The reconciliation of Adjusted EBITDA to net income is as follows:

	For the Fiscal Year Ended
	May 27, 2018	May 28, 2017	May 29, 2016	May 31, 2015	May 25, 2014	May 26, 2013
	(dollars in millions)
Net income attributable to Conagra Brands, Inc.	$808.4	$639.3	$(677.0)	$(252.6)	$303.1	$773.9

Less:
Discontinued operations, net of tax	(14.3)	(102.0)	794.4	692.1	310.1	(87.7)
Income tax expense	174.6	254.7	46.4	212.7	178.3	361.9
Interest expense, net	158.7	195.5	295.8	328.2	377.5	276.2
Depreciation and amortization	257.0	268.0	278.5	284.6	354.6	418.6

EBITDA	$1,384.4	$1,255.5	$738.1	$1,265.0	$1,523.6	$1,742.9
Restructuring plans	34.5	52.2	262.4	27.2	28.6	45.5
Acquisitions and divestitures	15.7	31.4	—	—	2.2	130.9
Corporate hedging derivative losses (gains)	(6.2)	5.1	(16.4)	24.6	(22.8)	(49.8)
Pension settlement and valuation adjustment	5.4	—	348.5	6.9	3.4	5.7
Salaried pension plan lump sum settlement	—	13.8	—	—	—	—
Goodwill and intangible impairment charges	4.8	304.2	50.1	25.7	75.7	—
Early exit of an unfavorable lease contract by purchasing the building	34.9	—	—	—	—	—
Gain on substantial liquidation of an international joint venture	(4.3)	—	—	—	—	—
Integration of the former Ralcorp business	—	—	—	5.0	—	21.6
Legal matters	151.0	(5.7)	5.0	(7.0)	(10.2)	(14.5)
Environmental matters	—	—	—	—	—	4.5
Gain on sale of the Spicetec and JM Swank businesses	—	(197.4)	—	—	—	—
Early extinguishment of debt	—	93.3	23.9	24.6	54.9	6.2
Asset impairments	—	—	—	—	20.3	10.2
Adjusted EBITDA from discontinued operations, net of noncontrolling interests	0.2	249.5	836.3	891.4	761.7	152.0

Adjusted EBITDA	$1,620.4	$1,801.9	$2,247.9	$2,263.4	$2,437.4	$2,055.2

Pinnacle Summary Consolidated Financial Data

The table below sets forth a summary of Pinnacle’s consolidated financial data as of and for each of the fiscal years ended December 2015 through 2017 and as of and for each of the six months ended July 1, 2018 and June 25, 2017. Pinnacle’s fiscal year ends on the last Sunday in December. The summary consolidated financial data as of December 2016 and 2017 and for each of the fiscal years ended December 2015, 2016 and 2017 have been derived from Pinnacle’s audited consolidated financial statements and should be read together with those audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement. The summary consolidated financial data as of December 2015 have been derived from Pinnacle’s audited consolidated financial statements not incorporated by reference in this prospectus supplement. The summary financial data as of and for the six months ended July 1, 2018 and June 25, 2017 are derived from Pinnacle’s unaudited consolidated financial statements for the respective periods, which are incorporated by reference in this prospectus supplement. In the opinion of management of Pinnacle, the unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results of operations and financial position of Pinnacle as of the date and for the periods presented. The results for the six months ended July 1, 2018 may not necessarily be indicative of full year results. You should read the summary consolidated financial data in conjunction with Pinnacle’s consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	For the Fiscal Year Ended			For the Six Months Ended
	December 31, 2017	December 25, 2016	December 27, 2015	July 1, 2018	June 25, 2017
				(unaudited)
	(dollars in millions)
Statement of Operations Data
Net sales	$3,144.0	$3,127.9	$2,655.8	$1,520.6	$1,510.7
Gross profit	868.1	916.1	740.5	417.9	374.5
Earnings before interest and taxes	448.7	479.6	424.7	219.7	155.2
Earnings before income taxes	279.2	340.5	336.4	147.9	46.0
(Benefit) provision for income taxes(1)	(253.0)	129.4	123.9	34.7	4.3

Net earnings	$532.2	$211.1	$212.5	$113.2	$41.8

Balance Sheet Data (as of period end)
Cash and cash equivalents	$249.8	$353.1	$180.5	$80.4	$130.9
Working capital(2)	507.7	553.3	469.1	347.5	418.4
Total assets	6,578.3	6,739.6	5,324.2	6,435.2	6,430.0
Total debt(3)	2,962.3	3,166.7	2,274.1	2,759.9	2,978.5
Total liabilities	4,198.0	4,790.7	3,518.6	4,003.6	4,485.0
Shareholders’ equity	2,379.1	1,948.0	1,805.5	2,430.5	1,943.9

(1)	Benefit from income taxes in fiscal 2017 includes the decrease in Pinnacle’s net deferred income tax liability as a result of the Tax Cuts and Jobs Act of 2017.

(2)	Working capital excludes short-term borrowings, revolving debt facility and current portion of long-term debt.

(3)	Total debt includes long-term debt, short-term borrowings, revolving debt facility and current portion of long-term debt.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

The following table presents our summary unaudited pro forma condensed consolidated financial data, giving effect to the Merger and related financing transactions. The unaudited pro forma condensed consolidated financial data were derived from the unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement. The summary unaudited pro forma condensed consolidated financial data is not necessarily indicative of operating results that would have been achieved had the Merger been completed as of May 28, 2017 and does not intend to project our future financial results after the Merger. The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with Conagra’s and Pinnacle’s historical financial statements incorporated by reference into this prospectus supplement and the unaudited pro forma condensed combined financial information and the notes thereto included as an exhibit to our Current Report on Form 8-K filed with the SEC on October 9, 2018 and incorporated by reference into this prospectus supplement.

	Pro Forma
	(unaudited)
	Year Ended May 27, 2018	Thirteen Weeks Ended August 26, 2018
Statement of Operations Data	(dollars in millions, except per share data)
Net sales	$11,095	$2,576
Costs of goods sold	7,864	1,850
Selling, general and administrative expense	1,737	351
Pension and postretirement non-service income	—	(11)
Interest expense, net	533	135

Income (loss) from continuing operations before income taxes and equity method investment earnings	961	251
Income tax expense (benefit)	(135)	60
Equity method investment earnings	97	16

Income from continuing operations	1,193	207
Less: Net income attributable to noncontrolling interests	3	—

Net income from continuing operations attributable to Conagra Brands Inc.	$1,190	$207

Per share amounts:
Basic	$2.39	$0.43
Diluted	$2.37	$0.42
Average shares outstanding:
Basic	498.5	486.3
Diluted	502.0	488.7

August 26, 2018
(dollars in millions)
Balance Sheet Data
Cash and cash equivalents	$419
Total current assets	3,209
Total assets	23,052
Total current liabilities	2,276
Senior long-term debt (noncurrent)	11,376
Subordinated long-term debt (noncurrent)	196
Total long-term debt (noncurrent)	11,572
Total stockholders’ equity	6,950

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended May 27, 2018 under the heading “Risk Factors,” and other filings we may make from time to time with the SEC. You should also refer to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to the Notes

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt securities, as well as the notes.

We have substantial existing debt, and we expect our debt to increase significantly as a result of our financing of the Merger. As of August 26, 2018, we had outstanding approximately $3.3 billion of senior unsecured debt, not including commercial paper, and $196 million of subordinated unsecured debt. As of August 26, 2018, after giving pro forma effect to the Merger, including borrowings under the Term Loan Facility, the issuance of notes in this offering and the anticipated repayment of approximately $2.7 billion in aggregate principal amount of Pinnacle’s existing debt as well as amounts outstanding under our term loan facility and commercial paper program, we would have had outstanding total debt of approximately $11.6 billion, including $11.4 billion of senior unsecured debt, not including commercial paper, and $196 million of subordinated unsecured debt. We also have the ability under our existing revolving credit facility to incur substantial additional debt. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt;

•

result in a downgrade in the credit ratings on our debt, which could limit our ability to borrow additional funds, increase the interest rates under our credit facilities and any new indebtedness we may incur, and reduce the trading prices of our outstanding debt securities and common stock;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividend increases, stock repurchases and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•

require that additional materially adverse terms, conditions or covenants be placed on us under our debt instruments, which covenants might include, for example, limitations on additional borrowings and specific restrictions on uses of our assets, as well as prohibitions or limitations on our ability to create liens, pay dividends, receive distributions from our subsidiaries, redeem or repurchase our stock or make investments, any of which could hinder our access to capital markets;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments and a downgrade to our credit ratings. A downgrade in our credit ratings would increase our borrowing costs and could affect our ability to issue commercial paper. In the event of a default, the holders of our debt could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our debt and the remedies sought by the holders of such debt could render us unable to pay principal and interest on our debt.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured general obligations of Conagra Brands, Inc., ranking equally with other senior unsecured debt of Conagra Brands, Inc. but effectively junior to any senior secured debt of Conagra Brands, Inc., to the extent of the value of the collateral securing such debt, and the debt and other liabilities of our subsidiaries, including Pinnacle if the Merger is consummated. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If Conagra Brands, Inc. incurs any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon the insolvency, liquidation, reorganization, dissolution or other winding up of Conagra Brands, Inc. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture does not limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of the notes.

The indenture under which the notes will be issued does not limit the amount of debt that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

We depend on cash flow of our subsidiaries to make payments on our securities.

Conagra Brands, Inc. is in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet debt service obligations of Conagra Brands, Inc. depends in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of the notes or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their debt, business and tax considerations and legal restrictions. The notes will effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.

Active trading markets for the notes may not develop.

Each series of notes is a new issue of securities with no established trading market. We do not intend to list the notes of any series on any securities exchange or to have the notes of any series quoted on any automated quotation system. Accordingly, there can be no assurance that a trading market for any series of notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell notes of that series. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the applicable notes;

•	the outstanding amount of the applicable notes;

•	the terms related to optional redemption of the applicable notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes of each series, but they are not obligated to do so and may cease market-making at any time without notice.

Ratings of the notes could be lowered or withdrawn in the future.

We expect that the notes of each series will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes of any series could have an adverse effect on the trading prices or liquidity of the notes.

We may choose to redeem the notes of any series prior to maturity.

Other than the 2021 floating rate notes, we may redeem some or all of the notes of any series at any time. See “Description of Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

An increase in market interest rates could result in a decrease in the value of the fixed rate notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the fixed rate notes and market interest rates increase, the market values of your fixed rate notes may decline. We cannot predict the future level of market interest rates.

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A “Change of Control” may require us to make an offer to repurchase all outstanding notes (see “Description of Notes—Change of Control Offer”). The definition of change of control includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another individual, group or entity may be uncertain.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a “Change of Control Triggering Event” as provided by the terms of the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We may be unable to redeem any or all of the Special Mandatory Redemption Notes in the event of a special mandatory redemption.

If the Merger has not been consummated by April 1, 2019, or if prior to April 1, 2019, the Merger Agreement is terminated other than in connection with the consummation of the Merger, we will be obligated to redeem all of the Special Mandatory Redemption Notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.” We are not obligated to place the proceeds of the offering of any notes in escrow prior to the completion of the Merger or to provide a security interest in those proceeds, and there are no other restrictions on our use of these proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the notes.

The 2048 notes are not subject to special mandatory redemption and will remain outstanding even if we do not consummate the Merger, unless otherwise redeemed or repurchased as described herein.

In the event of a special mandatory redemption, holders of the Special Mandatory Redemption Notes may not obtain their expected return on such notes.

If we redeem the Special Mandatory Redemption Notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the Special Mandatory Redemption Notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the Special Mandatory Redemption Notes, the trading prices of the Special Mandatory Redemption Notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions if the Merger is consummated, nor will you have any right to require us to repurchase your Special Mandatory Redemption Notes if, between the closing of this offering and the consummation of the Merger, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Merger Agreement change, including in material respects.

The amount of interest payable on the floating rate notes is set only once per period based on the three-month LIBOR on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR is not an indication that the three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of the three-month LIBOR as an indication of its future performance. You should further note that although the actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR on the applicable interest determination date, you will not benefit from the three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in the three-month LIBOR may not result in a comparable change in the market value of the floating rate notes. Increases in the three-month LIBOR rate as of any interest determination date will require us to make higher interest payments on the floating rate notes.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the floating rate notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association, or “BBA,”

in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. Furthermore, in the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee of the Federal Reserve Board and the Federal Reserve Bank of New York. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based securities, including the floating rate notes. To the extent the three-month LIBOR is discontinued or is no longer quoted, the applicable base rate used to calculate interest on the floating rate notes will be determined using the alternative methods described in “Description of Notes.” This may result in the amount of interest payments on the floating rate notes being different than expected and may affect the market value of the floating rate notes.

Risks Relating to the Merger

The Merger is subject to the receipt of approval from Pinnacle shareholders. Failure to obtain this approval would prevent the consummation of the Merger.

Before the Merger can be completed, Pinnacle shareholders must adopt the Merger Agreement. A special meeting of Pinnacle shareholders is currently scheduled to occur on October 23, 2018. There can be no assurance that the approval of Pinnacle shareholders will be obtained. Failure to obtain the required approval may result in a material delay in, or the abandonment of, the Merger. Any delay in completing the Merger may materially adversely affect the timing and amount of cost savings and other benefits that are expected to be achieved from the Merger.

The Merger is subject to a number of conditions to the obligations of both Conagra and Pinnacle to complete the Merger, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the Merger Agreement.

The Merger Agreement contains a number of conditions to the consummation of the Merger, including, among others:

•	adoption of the Merger Agreement by Pinnacle shareholders at the Pinnacle special meeting (or at any adjournment or postponement thereof);

•

the continued effectiveness of the registration statement of which the Conagra and Pinnacle proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC relating thereto;

•

the affirmative approval of antitrust and competition authorities or expiration or termination of the applicable waiting periods in certain specified jurisdictions (the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, has expired and Canadian antitrust approval has been received);

•	the absence of laws, orders, judgments and injunctions that restrain, enjoin or otherwise prohibit the consummation of the Merger;

•

subject to certain exceptions, the accuracy of representations and warranties with respect to the businesses of Conagra and Pinnacle and compliance by Conagra and Pinnacle with their respective covenants contained in the Merger Agreement; and

•	the absence since the date of the Merger Agreement of any event or condition that has had or would reasonably be expected to have a material adverse effect on the other party.

Many of the conditions to the consummation of the Merger are not within either Conagra’s or Pinnacle’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to April 1, 2019, it is possible that the Merger Agreement may be terminated. Although Conagra and Pinnacle have agreed in the Merger Agreement to use reasonable best efforts, subject to certain limitations, to complete the Merger as promptly as practicable, these and other conditions to the consummation of the Merger may fail to be satisfied. In addition, satisfying the conditions to and the consummation of the Merger may take longer and could cost more than Conagra and Pinnacle expect. Neither Conagra nor Pinnacle can predict whether and when these other conditions will be satisfied. Any delay in completing the Merger may adversely affect the cost savings and other benefits that Conagra expects to achieve if the Merger and the integration of the companies’ respective businesses are completed within the expected timeframe. The consummation of the Merger is not conditioned on the consummation of this offering.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of Conagra following the Merger.

Conagra and Pinnacle are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the Merger, and Conagra’s success after the Merger, will depend in part upon the ability of Conagra and Pinnacle to retain key management personnel and other key employees. Current and prospective employees of Conagra and Pinnacle may experience uncertainty about their roles within Conagra following the Merger or other concerns regarding the timing and the consummation of the Merger or the operations of Conagra following the Merger, any of which may have an adverse effect on the ability of each of Conagra and Pinnacle to attract or retain key management and other key personnel. Accordingly, no assurance can be given that, following the Merger, Conagra will be able to attract or retain key management personnel and other key employees of Conagra and Pinnacle to the same extent that Conagra and Pinnacle have previously been able to attract or retain their own employees.

The business relationships of Conagra and Pinnacle may be subject to disruption due to uncertainty associated with the Merger, which could have a material adverse effect on the results of operations, cash flows and financial position of Conagra or Pinnacle following the Merger.

Parties with which Conagra or Pinnacle do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Conagra or Pinnacle following the Merger. Conagra’s and Pinnacle’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Conagra or Pinnacle following the Merger. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Conagra or Pinnacle, including an adverse effect on Conagra’s ability to realize the expected cost savings and other benefits of the Merger, regardless of whether the Merger is completed. The risk, and adverse effect, of any disruption could be exacerbated by a delay in the consummation of the Merger or termination of the Merger Agreement.

The pursuit of the Merger and the preparation for the integration may place a significant burden on Conagra’s or Pinnacle’s management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Conagra’s or Pinnacle’s financial results.

Lawsuits have been filed against Pinnacle, the Pinnacle board of directors and Conagra and other lawsuits may be filed against Pinnacle, Conagra and/or their respective boards challenging the Merger. An adverse ruling in any such lawsuit could result in substantial costs and may delay or prevent the Merger from being completed.

On August 15, 2018, a purported stockholder of Pinnacle filed a complaint in a putative class action in the Court of Chancery of the State of Delaware, captioned Jordan Rosenblatt v. Pinnacle Foods Inc. et al., Case No. 2018-0605, referred to as the “Rosenblatt Action.” The Rosenblatt Action alleges that the directors of Pinnacle breached their fiduciary duty of disclosure by filing a preliminary proxy statement that contained materially incomplete and misleading information. The Rosenblatt Action further alleges that Pinnacle, Conagra and Patriot Merger Sub aided and abetted the directors’ alleged breach of fiduciary duty.

Defending against this lawsuit, and other lawsuits which may be filed, may result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Conagra’s or Pinnacle’s respective liquidity and financial condition.

One of the conditions to the consummation of the Merger is the absence of legal proceedings before a specified court or other governmental entity of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the Merger. Accordingly, if a plaintiff is successful in obtaining an injunction prohibiting the consummation of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Conagra’s and Pinnacle’s respective business, financial position and results of operations.

The consummation of the Merger may trigger change in control or other provisions in certain agreements to which Pinnacle is a party.

The consummation of the Merger may trigger change in control or other provisions in certain agreements to which Pinnacle is a party. If Conagra and Pinnacle are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Conagra and Pinnacle are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Pinnacle.

The Merger may not occur at all or may not occur in the expected time frame, which may negatively impact our stock price and have a material adverse effect on our results of operations, cash flows and financial position.

The consummation of the Merger is not assured and is subject to Pinnacle stockholder approval and the satisfaction or waiver of customary closing conditions.

The Merger is subject to risks and uncertainties, including the risks that the necessary Pinnacle stockholder approval will not be obtained or that other closing conditions will not be satisfied. If the Merger is not completed or if there are significant delays in completing the Merger the ongoing business of Conagra may be materially adversely affected and, without realizing any of the benefits of having completed the Merger, Conagra would be subject to a number of risks, including the following:

•	experiencing negative reactions from the financial markets, including negative impacts on our stock prices;

•	experiencing negative reactions from our customers, distributors, regulators, vendors and employees;

•	required payment of certain significant costs relating to the Merger, such as legal, accounting, financial advisor and printing fees;

•	required payment of one or more cash termination fees as required by the Merger Agreement;

•

certain restrictions on the conduct of our business pursuant to the terms of the Merger Agreement, which may delay or prevent Conagra from undertaking business opportunities that, absent the Merger Agreement, may have been pursued;

•

required substantial commitments of time and resources by our management, which could have resulted in the distraction of our management from ongoing business operations and pursuing other opportunities that could have been beneficial to Conagra; and

•	litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against Conagra to perform its obligations under the Merger Agreement.

If the Merger is not completed, the risks described above may materialize and they may have a material adverse effect on Conagra’s results of operations, cash flows, financial position and stock prices.

The unaudited pro forma condensed consolidated financial data included or incorporated by reference in this prospectus supplement is based on a number of preliminary estimates and assumptions and the actual results of operations and financial position of Conagra after the Merger may differ materially.

The unaudited pro forma condensed consolidated financial data included or incorporated by reference in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual results of operations and financial position would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed consolidated financial data reflects adjustments, which are based upon preliminary estimates, to record the Pinnacle identifiable assets to be acquired and liabilities to be assumed at fair value, and the resulting goodwill to be recognized. The purchase price allocation reflected is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets acquired and liabilities assumed in the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected or incorporated by reference in this prospectus supplement. The unaudited pro forma condensed consolidated financial data is also based on a number of other estimates and assumptions, including estimates and assumptions of the type and terms of debt to be incurred to pay the cash portion of the Merger consideration and the related fees and expenses. If the type or terms of the new debt actually incurred differ materially from the estimates and assumptions set out in the accompanying unaudited pro forma condensed consolidated financial data, Conagra’s actual results and financial condition after the consummation of the Merger could differ materially from the results and financial condition contemplated by the unaudited pro forma condensed consolidated financial data.

The Merger may involve unexpected costs, unexpected liabilities or unexpected delays.

Conagra and Pinnacle currently expect to incur substantial costs and expenses relating directly to the Merger, including debt financing and refinancing costs, fees and expenses payable to financial advisors, professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. In addition, the Merger and post-Merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of possible litigation or other claims, which may significantly increase the related costs and expenses incurred by the combined company.

Risks Relating to Our Business Following the Consummation of the Merger

Conagra may not realize the cost synergies from the Merger.

The benefits that are expected to result from the Merger will depend, in part, on Conagra’s ability to realize the anticipated growth opportunities and cost synergies as a result of the Merger. Conagra’s success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Pinnacle. There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition as sizable as Pinnacle. The process of integrating operations could cause an interruption of, or loss of momentum in, Conagra’s and Pinnacle’s activities. Members of Conagra’s senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage Conagra, service existing customers, attract new customers, and develop new products or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, the businesses of Conagra and Pinnacle could suffer.

There can be no assurance that Conagra will successfully or cost-effectively integrate Pinnacle. The failure to do so could have a material adverse effect on Conagra’s and Pinnacle’s business, financial condition, and results of operations.

Even if Conagra is able to integrate Pinnacle successfully, this integration may not result in the realization of the full benefits that are currently expected from this integration, and there can be no guarantee that these benefits will be achieved within anticipated time frames or at all. For example, Conagra may not be able to eliminate duplicative costs. Moreover, Conagra may incur substantial expenses in connection with the integration of Pinnacle. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the planned acquisition may be offset by costs incurred to, or delays in, integrating the businesses.

The future results of Conagra following the Merger will suffer if Conagra does not effectively manage its expanded operations.

Following the Merger, the size of the business of Conagra will increase beyond the current size of either Conagra’s or Pinnacle’s business. Conagra’s future success will depend, in part, upon its ability to manage this expanded business, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Conagra will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Merger.

The substantial additional indebtedness that Conagra will incur in connection with the Merger could materially adversely affect its financial position after the Merger, which may include a decrease in Conagra’s business flexibility, an increase in its borrowing costs and/or a reduction of Conagra’s credit ratings.

Following the consummation of the Merger, Conagra will have substantially increased debt. This increased level of debt or any further increase in Conagra’s level of debt in connection with the consummation of the Merger could have the effect, among other things, of reducing Conagra’s flexibility to respond to changing business and economic conditions and will have the effect of increasing Conagra’s interest expense. In addition, if Conagra is unable to timely reduce its level of indebtedness following the Merger, Conagra will be subject to increased demands on its cash resources, which could increase its total debt to capitalization ratios, decrease its interest coverage ratios or otherwise result in a breach of certain covenants or otherwise adversely affect the business and financial results of the combined company.

Conagra’s credit ratings impact the cost and availability of future borrowings and, accordingly, Conagra’s cost of capital. Conagra’s credit ratings reflect each rating organization’s opinion of Conagra’s financial strength, operating performance and ability to meet Conagra’s debt obligations. Any contemplated or any actual reduction in Conagra’s credit ratings may limit Conagra’s ability to borrow at interest rates consistent with the interest rates currently available or available to Conagra prior to the Merger, even if such reduction does not result in a loss of Conagra’s investment grade rating.

The Merger may result in a loss of customers, suppliers or strategic alliances and may result in the termination of existing contracts.

Following the Merger, some of the customers, potential customers, suppliers or strategic partners of Conagra or Pinnacle, as historical businesses, may terminate or scale back their business relationship with Conagra. Some customers may not wish to source a larger percentage of their needs from a single company, or may feel that Conagra is too closely allied with one of their competitors. In addition, Conagra and Pinnacle have contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Conagra or Pinnacle to obtain consents from these other parties in connection with the Merger, which may not be obtained at all or on favorable terms. If customer or supplier relationships or strategic alliances are adversely affected by the Merger, or if Conagra, following the Merger, loses the benefits of the contracts of Conagra or Pinnacle, Conagra’s business and financial performance could suffer.

Conagra may have to make additional contributions following the consummation of the Merger to fund pension and other post-retirement benefit plans, including Pinnacle plans.

Conagra and Pinnacle and their respective subsidiaries currently maintain and contribute to defined benefit pension plans and other post-retirement benefit plans that cover various categories of employees and retirees. The obligation to make contributions to fund benefit obligations under these pension and other post-retirement benefit plans is based on actuarial valuations, which are based on certain assumptions, including the long-term return on plan assets and the discount rate. Conagra may have to make additional contributions following the consummation of the Merger to fund pension and other post-retirement benefit plans, including any such Pinnacle plans. Additional contributions could have a material adverse effect on the results of operations, cash flows and financial position of Conagra.

The combined company will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The Merger will be accounted for as an acquisition by Conagra in accordance with accounting principles generally accepted in the United States. Under the acquisition method of accounting, the assets and liabilities of Pinnacle and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of Conagra. The reported financial condition and results of operations of Conagra for periods after the consummation of the Merger will reflect Pinnacle balances and results after the consummation of the Merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Pinnacle and its subsidiaries for periods prior to the Merger.

USE OF PROCEEDS

We expect to receive net proceeds of $         million from this offering, after deducting the underwriting discount, but before deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the common stock offering, to finance, in part, the Merger and transaction-related expenses (including retiring certain Pinnacle debt and paying transaction costs) and to repay borrowings under our existing term loan facility and our commercial paper program. The closing of this offering is expected to occur prior to the consummation of the Merger. Pending final use, we may invest the net proceeds from this offering in short-term marketable securities.

If the Merger is not consummated for any reason, we will be obligated to redeem all outstanding Special Mandatory Redemption Notes. If the Merger is not consummated, we intend to use the net proceeds from the offering of the 2048 notes for general corporate purposes. See “Description of Notes—Special Mandatory Redemption.”

We intend to finance the Merger, including the payment of related fees and expenses, as well as the repayment of approximately $2.7 billion of Pinnacle’s existing debt as well as amounts outstanding under our existing term loan facility and commercial paper program, through the issuance of approximately 77.4 million shares of common stock to Pinnacle shareholders (subject to adjustment as described in the Merger Agreement) and (i) the net proceeds from this offering, (ii) approximately $1.3 billion of borrowings under the new Term Loan Facility and (iii) the net proceeds from our recent common stock offering. We have entered into a new $9.0 billion senior unsecured bridge facility with Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC and the other financial institutions party thereto. The commitments under the bridge facility were subsequently reduced by the entry into the $1.3 billion new Term Loan Facility. We intend to issue the notes in this offering and to apply the net proceeds of our recent common stock offering in lieu of borrowing under the bridge facility.

The following table sets forth the anticipated sources and uses of funds in connection with this offering and the Merger.

Sources of Funds
	(in millions)
Common stock offering, net(1)		$556
2020 floating rate notes offered hereby
2021 floating rate notes offered hereby
2021 notes offered hereby
2024 notes offered hereby
2025 notes offered hereby
2028 notes offered hereby
2038 notes offered hereby
2048 notes offered hereby
New Term Loan Facility		1,300

Total sources	$

Uses of Funds

Pinnacle cash purchase price		$5,142
Repayment of Pinnacle debt(2)		2,739
Make-whole fees		18
Repayment of amounts outstanding under our existing term loan facility and commercial paper program(3)(4)		619
Available cash
Estimated fees, costs & expenses(5)		232

Total uses	$

(1)	Assumes the underwriters do not exercise their option to purchase additional shares from us.
(2)	Includes the redemption of $350 million in aggregate principal amount of the Pinnacle Notes.
(3)	Commercial paper program balances being repaid excludes amounts borrowed under the program to pay transaction fees, costs and expenses prior to the date of this prospectus supplement.

(4)

In February 2018, we entered into our existing $300 million term loan facility with Bank of America, N.A., as administrative agent and lender. We borrowed the full amount of the $300 million available under the facility and used the proceeds from the borrowing to make a voluntary pension plan contribution. The term loan bears interest at, at our election, either (a) LIBOR plus 0.75% or (b) an alternate base rate equal to the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%.

(5)

Includes transaction fees and expenses, including the underwriting discount. Amount reflects certain transaction fees, costs and expenses paid prior to the date of this prospectus supplement with the proceeds of borrowings under our commercial paper program.

Because more than 5% of the net proceeds from this offering may be used to repay our existing $300 million term loan facility with an affiliate of an underwriter of this offering, as well as to repay commercial paper and redeem the Pinnacle Notes held by certain underwriters of this offering and/or their affiliates and to repay Pinnacle’s existing credit facility with affiliates of certain underwriters of this offering, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflict of Interest).”

RATIO OF EARNINGS TO FIXED CHARGES

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the thirteen weeks ended August 26, 2018 and last five fiscal years is set forth below.

	Thirteen Weeks Ended August 26, 2018	Fiscal Years Ended May
		2018	2017	2016	2015	2014
Ratio of earnings to fixed charges	5.2x	6.0x	4.5x	1.4x	2.8x	1.9x

Our pro forma ratio of earnings to fixed charges (giving effect to the Merger and related financings) for the thirteen weeks ended August 26, 2018 and fiscal year ended May 27, 2018 is set forth below.

	Thirteen Weeks Ended August 26, 2018	Fiscal Year Ended May 27, 2018
Pro forma ratio of earnings to fixed charges

For purposes of calculating the ratio of earnings to fixed charges, earnings are equal to the amount resulting from (1) adding (a) income from continuing operations before income taxes and equity method investment earnings, (b) fixed charges and (c) distributed income of equity method investees and (2) subtracting capitalized interest. Fixed charges are equal to the sum of (1) interest expense, (2) capitalized interest and (3) an estimate of the interest within rental expense (which we estimate to be one-third of the total of such expense).

CAPITALIZATION

The following table sets forth our consolidated capitalization as of August 26, 2018:

•	on a historical basis; and

•

on an as adjusted basis to give effect to this offering, borrowings under our new Term Loan Facility and the expected net proceeds from our recent common stock offering and the anticipated application of the proceeds therefrom, as well as the use of cash on hand, in connection with the consummation of the Merger as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes thereto and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended May 27, 2018, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement.

	As of August 26, 2018
	Actual	As adjusted(1)
	(dollars in millions)
Cash and cash equivalents	$74.8		$

Senior long-term debt, excluding current maturities	$3,037.8	$
Current installments of long-term debt	307.5		7.5
Subordinated debt	195.9		195.9
Short-term debt	304.1		—
Total Conagra Brands, Inc. stockholders’ equity	3,815.0		6,950.2

Total capitalization	$7,735.1	$

(1)

Assumes (a) the consummation of the Merger, (b) the redemption of the Pinnacle Notes as described under “Summary—The Merger—Redemption of Pinnacle Notes,” (c) borrowing in full under the new Term Loan Facility, none of which debt will be classified as a current installment of long-term debt, (d) no borrowings under the new Revolving Facility, (e) no exercise of the option we granted to the underwriters of our recent common stock offering, (f) the issuance of the notes in this offering (in lieu of borrowing under the bridge facility), (g) the repayment of borrowings under, and the termination of, Pinnacle’s existing credit agreement and (h) the repayment of borrowings under our existing term loan facility and our commercial paper program.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Optional Redemption” and “Certain Covenants—Certain Definitions Relating to Certain Covenants.” In this “Description of Notes,” the terms “we,” “us,” “Conagra,” “Conagra Brands,” the “Company” or other similar terms means Conagra Brands, Inc. and not any of its subsidiaries, unless we state otherwise or the context indicates otherwise.

General

The floating rate notes due 2020, which we refer to as the “2020 floating rate notes,” the floating rate notes due 2021, which we refer to as the “2021 floating rate notes,” the     % senior notes due 2021, which we refer to as the “2021 notes,” the     % senior notes due 2024, which we refer to as the “2024 notes,” the     % senior notes due 2025, which we refer to as the “2025 notes,” the     % senior notes due 2028, which we refer to as the “2028 notes,” the     % senior notes due 2038, which we refer to as the “2038 notes,” and the     % senior notes due 2048, which we refer to as the “2048 notes,” each constitute a series of debt securities described in the accompanying prospectus. We refer to the 2020 floating rate notes and 2021 floating rate notes collectively as the “floating rate notes.” We refer to the 2021 notes, 2024 notes, 2025 notes, 2028 notes, 2038 notes and 2048 notes collectively as the “fixed rate notes.” We refer to the floating rate notes and fixed rate notes collectively as the “notes.”

The notes will be issued under an indenture, dated as of October 12, 2017, as previously supplemented and as supplemented by a supplemental indenture to be entered in connection with this offering, referred to collectively as the “indenture,” between us and Wells Fargo Bank, National Association, as trustee, referred to as the “Trustee.” The terms of the notes include those stated in the indenture and the notes, as well as those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes will constitute senior debt securities to be issued under the indenture.

This description of the notes supplements and, to the extent inconsistent therewith, replaces the section entitled “Description of Debt Securities” included in the accompanying prospectus. Because this section is a summary, it does not describe every aspect of the indenture or the notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes. You should read the indenture and the notes because they contain additional information and they, and not this description, define your rights as a holder of the notes. A copy of the indenture has been filed with the SEC. Additionally, copies of the indenture and forms of notes are available without charge upon request to us at the address provided under “Information We Incorporate By Reference.”

Principal, Maturity and Interest

Floating Rate Notes

We will initially issue $         million aggregate principal amount of the 2020 floating rate notes and $         million aggregate principal amount of the 2021 floating rate notes in this offering. We may, without the consent of the holders of the floating rate notes, create and issue additional senior debt securities ranking equally with a series of floating rate notes and otherwise similar in all respects (except for the date of issuance and, under certain circumstances, the initial interest payment date, the date from which interest thereon will begin to accrue and the issue price) so that any outstanding floating rate notes of such series and the additional senior debt securities form a single series under the indenture.

The 2020 floating rate notes will mature on                 , 2020 and the 2021 floating rate notes will mature on                 , 2021. The floating rate notes will accrue interest at a variable rate reset each interest period as described below. Interest on the floating rate notes will be payable quarterly                  on                 ,                 ,                  and                 , beginning on                 , 2019, to the persons in whose names such floating rate notes are registered at the close of business on each                 ,                 ,                  and                  preceding the applicable interest payment date, whether or not a business day.

The interest rate for the 2020 floating rate notes for a particular interest period will be a per annum rate equal to the three-month LIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the Trustee, plus     %.

The interest rate for the 2021 floating rate notes for a particular interest period will be a per annum rate equal to the three-month LIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the Trustee, plus     %.

The interest rate on the floating rate notes will be reset on the first day of each interest period other than the initial interest period, each such date an “interest reset date.” An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on the date that the floating rate notes are issued) and ending on the day immediately preceding the next interest payment date or the maturity date, as the case may be. The initial interest period is                 , 2018 through, but not including,                 , 2019. The interest determination date for an interest period will be the second London Banking Day preceding the first day of such interest period. The initial interest determination date for the initial interest period will be                 , 2018.

The amount of interest payable on the floating rate notes will be computed on the basis of the actual number of days in each quarterly interest period and a 360-day year. In the event that any day (other than the maturity date) on which interest is payable on the floating rate notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day and interest will accrue to, but not including, the date interest is paid; provided, that if such next succeeding business day does not occur in the calendar month of the relevant interest payment date, payment will be made on the business day immediately preceding the interest payment date.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page, or, if on such interest determination date, the three-month LIBOR does not appear or is not available on Reuters Screen LIBOR01 Page, such other service as may be nominated by the ICE Benchmark Administration Limited for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks, as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on either of the pages specified in (1) above, we will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us (with appropriate contact information provided to the calculation agent), to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided to the calculation agent, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided to the calculation agent, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by us for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by us are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date or if there is no immediately preceding interest reset date, LIBOR will be the same as the rate determined for the initial interest period.

(3) Notwithstanding clause (2) above, if we or the calculation agent determine that LIBOR has been permanently discontinued, the calculation agent will use, in consultation with us, as a substitute for LIBOR and for each future interest determination date, a reasonably comparable successor or alternative interbank reference rate for deposits in United States dollars (having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars) that is, at such time, consistent with accepted market practice for floating rate notes of this type, which may include a reasonably comparable alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof), referred to as the “Alternative Rate.” As part of such substitution, the calculation agent will, in consultation with us, make such adjustments, referred to as “Adjustments,” to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the floating rate notes. If the calculation agent determines, following consultation with us, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, or what Adjustments are appropriate (including without limitation the spread), (i) Wells Fargo Bank, National Association shall have the right to resign as calculation agent in respect of the floating rate notes, as provided in the applicable calculation agent agreement between us and Wells Fargo Bank, National Association, and (ii) we will appoint, in our sole discretion, a new calculation agent to replace Wells Fargo Bank, National Association, solely in its role as calculation agent with respect to the floating rate notes to determine the Alternative Rate and any Adjustments thereon in consultation with us in accordance with the provisions of this paragraph. The determinations of such successor calculation agent shall be binding on us, the Trustee and the holders of the relevant series of floating rate notes. Until such time as an Alternative Rate or the Adjustments have been determined in accordance with this paragraph, LIBOR will be equal to such rate on the interest determination date when LIBOR was last available on the Reuters Screen LIBOR01 Page, as determined by the calculation agent. “London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London inter-bank market.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application. Additionally, the interest rate on the floating rate notes will in no event be lower than zero.

The calculation agent will, upon the request of any holder of floating rate notes of a series, provide the interest rate then in effect with respect to such floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the floating rate notes.

Each series of floating rate notes is a new issue of securities with no established trading market. We do not intend to apply to list either series of floating rate notes on any securities exchange or to have the floating rate notes of either series quoted on any automated quotation system.

When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law or regulation to close.

Each holder that is a transferor of a floating rate note shall provide or cause to be provided to the Trustee all information reasonably requested by the Trustee and reasonably available to such holder as necessary to allow the Trustee to comply with any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended, referred to as the “Code.” The Trustee may rely on information provided to it by or on behalf of such holder and shall have no responsibility to verify or ensure the accuracy of such information.

Fixed Rate Notes

We will initially issue $         million aggregate principal amount of the 2021 notes, $         million aggregate principal amount of the 2024 notes, $         million aggregate principal amount of the 2025 notes, $         million aggregate principal amount of the 2028 notes, $         million aggregate principal amount of the 2038 notes and $         million aggregate principal amount of the 2048 notes in this offering. We may, without the consent of the holders of the fixed rate notes, create and issue additional senior debt securities ranking equally with a series of fixed rate notes and otherwise similar in all respects (except for the date of issuance and, under certain circumstances, the initial interest payment date, the date from which interest thereon will begin to accrue and the issue price) so that any outstanding fixed rate notes of such series and the additional senior debt securities form a single series under the indenture.

The 2021 notes will mature on                 , 2021, the 2024 notes will mature on                 , 2024, the 2025 notes will mature on                 , 2025, the 2028 notes will mature on                 , 2028, the 2038 notes will mature on                 , 2038 and the 2048 notes will mature on                 , 2048. The 2021 notes will accrue interest at a rate of     % per year, the 2024 notes will accrue interest at a rate of     % per year, the 2025 notes will accrue interest at a rate of     % per year, the 2028 notes will accrue interest at a rate of     % per year, the 2038 notes will accrue interest at a rate of     % per year and the 2048 notes will accrue interest at a rate of     % per year. Interest on each fixed rate note will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of its original issuance.

Interest on each series of fixed rate notes will be payable semi-annually on                  and                 , beginning on                 , 2019 to the persons in whose names such notes are registered at the close of business on the preceding                  or                 , as the case may be (whether or not a business day).

The amount of interest payable on the fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any day on which interest is payable on the fixed rate notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

Each series of fixed rate notes is a new issue of securities with no established trading market. We do not intend to apply for listing of any series of fixed rate notes on any securities exchange or to have the fixed rate notes quoted on any automated quotation system.

When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law or regulation to close.

Each holder that is a transferor of a fixed rate note shall provide or cause to be provided to the Trustee all information reasonably requested by the Trustee and reasonably available to such holder as necessary to allow the Trustee to comply with any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended, referred to as the “Code”. The Trustee may rely on information provided to it by or on behalf of such holder and shall have no responsibility to verify or ensure the accuracy of such information.

Ranking

The notes:

•	will be our unsecured obligations;

•	will rank equally and ratably with all our existing and future unsecured and senior debt and other liabilities;

•	will be senior to all our existing and future subordinated debt and other liabilities;

•

will be effectively junior to any secured debt to the extent of the value of the collateral securing such debt, unless the notes are equally and ratably secured with such secured debt, as required by the indenture under certain circumstances; and

•	will be effectively junior to all existing and future debt and other liabilities of our subsidiaries (including Pinnacle, following the Merger), including trade payables.

Our subsidiaries are distinct legal entities having no obligation to pay any amounts pursuant to, or to make funds available for, the notes.

As of August 26, 2018, we had outstanding $3.3 billion of senior unsecured debt, not including commercial paper, and $196 million of subordinated unsecured debt. As of August 26, 2018, after giving pro forma effect to the Merger, including borrowings under the Term Loan Facility, the issuance of notes in this offering and the anticipated repayment of approximately $2.7 billion in aggregate principal amount of Pinnacle’s existing debt as well as amounts outstanding under our existing term loan facility and commercial paper program, we would have had outstanding total debt of approximately $11.6 billion, including $11.4 billion of senior unsecured debt, not including commercial paper, and $196 million of subordinated unsecured debt.

Optional Redemption

The 2021 notes will be redeemable in whole or in part, at our option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Applicable Spread for such series of notes plus accrued interest on the 2021 notes to be redeemed to, but not including, the date of redemption.

Prior to the Applicable Par Call Date, the 2024 notes, the 2025 notes, the 2028 notes, the 2038 notes and the 2048 notes will be redeemable in whole or in part, at our option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such series of notes matured on the Applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Applicable Spread for such series of notes plus accrued interest on the notes to be redeemed to, but not including, the date of redemption. Calculation of the redemption price will be made by us or on our behalf by such person as we shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the trustee.

On or after the Applicable Par Call Date, the 2020 floating rate notes, the 2024 notes, the 2025 notes, the 2028 notes, the 2038 notes and the 2048 notes will be redeemable in whole or in part, at our option at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest on the notes to be redeemed to, but not including, the date of redemption.

We do not have the right to redeem the 2021 floating rate notes prior to their maturity or the 2020 floating rate notes prior to the Applicable Par Call Date in respect of such 2020 floating rate notes.

“Applicable Par Call Date” means (i) with respect to the 2020 floating rate notes,                , 2019 (one year prior to the maturity date of such notes), (ii) with respect to the 2024 notes,                , 2024 (one month

prior to the maturity date of such notes), (iii) with respect to the 2025 notes,                , 2025 (two months prior to the maturity date of such notes), (iv) with respect to the 2028 notes,                 , 2028 (three months prior to the maturity date of such notes), (v) with respect to the 2038 notes,                 , 2038 (six months prior to the maturity date of such notes) and (vi) with respect to the 2048 notes,                 , 2048 (six months prior to the maturity date of such notes).

“Applicable Spread” means (i) with respect to the 2021 notes,                 basis points, (ii) with respect to the 2024 notes,                 basis points, (iii) with respect to the 2025 notes,                 basis points, (iv) with respect to the 2028 notes,                 basis points, (v) with respect to the 2038 notes,                 basis points and (vi) with respect to the 2048 notes,                 basis points.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes being redeemed.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Mizuho Securities USA LLC and their respective successors and at least two other primary U.S. Government securities dealers in New York City, each referred to as a “Primary Treasury Dealer,” selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed by first class mail or otherwise delivered in accordance with applicable DTC procedures at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

We are not required (i) to register, transfer or exchange any notes selected for redemption during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any notes so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Special Mandatory Redemption

If (i) the Merger is not consummated on or prior to April 1, 2019, or (ii) prior to April 1, 2019, the Merger Agreement is terminated, other than in connection with the consummation of the Merger, each referred to as a “Special Mandatory Redemption Event,” we will be obligated to redeem all of the 2020 floating rate notes, the 2021 floating rate notes, the 2021 notes, the 2024 notes, the 2025 notes, the 2028 notes and the 2038 notes, referred to as the “Special Mandatory Redemption Notes,” on the Special Mandatory Redemption Date (as defined below) at a redemption price, referred to as the “Special Mandatory Redemption Price,” equal to 101% of the aggregate principal amount of the applicable Special Mandatory Redemption Notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than five business days following such special mandatory redemption event) cause notice to be delivered electronically or mailed, with a copy to the Trustee, to each holder at its registered address (such date of notification to the holders, the “Special Mandatory Redemption Notice Date”). The notice will inform holders that the Special Mandatory Redemption Notes will be redeemed on the redemption date set forth in such notice, which will be no earlier than three business days and no later than 30 days from the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), and that all of the outstanding Special Mandatory Redemption Notes will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of the Special Mandatory Redemption Notes. At or prior to 12:00 p.m., New York City time, on the business day immediately preceding the Special Mandatory Redemption Date, we will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Special Mandatory Redemption Notes. If such deposit is made as provided above, the Special Mandatory Redemption Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

The 2048 notes are not subject to special mandatory redemption and will remain outstanding even if we do not consummate the Merger, unless otherwise redeemed or repurchased as described herein.

There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of the holders of the notes. Upon the occurrence of the consummation of the Merger, the foregoing provisions regarding the special mandatory redemption will cease to apply.

Mandatory Redemption; Sinking Fund

Except as described above, no mandatory redemption obligation will be applicable to the notes. The notes will not be subject to, nor have the benefit of, a sinking fund.

Change of Control Offer

If a Change of Control Triggering Event occurs with respect to a series of notes, unless we have exercised our option to redeem the notes of the applicable series as described under “—Optional Redemption” above, or a redemption event has occurred as described under “—Special Mandatory Redemption” above, each holder of the notes of the applicable series will have the right to require us to repurchase all or any part (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such holder’s applicable series of notes pursuant to the offer described below, referred to as a “Change of Control Offer,” at a purchase price equal to 101% of the aggregate principal amount of the applicable series of notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, subject to the rights of holders of notes of the applicable series on the relevant record date to receive interest due on the relevant interest payment date.

We will be required to deliver a notice to each holder of the notes, with a copy to the Trustee, within 30 days following the date upon which any Change of Control Triggering Event with respect to such series of notes occurred, or at our option, prior to any Change of Control but after the public announcement of the pending

Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is delivered, other than as may be required by law, referred to as a “Change of Control Payment Date.” If the notice is delivered prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes not validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

•	deliver to the Trustee the repurchased notes, accompanied by an officer’s certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all notes of the applicable series properly tendered and not validly withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of the notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes of the applicable series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes of the applicable series by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes of the applicable series to require us to repurchase the notes of the applicable series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion, the following definitions apply:

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange

Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

•	was a member of such Board of Directors on the first date that any notes were issued; or

•

was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means:

•	each of Moody’s, S&P and Fitch; and

•

if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

“Rating Event” means, with respect to any series of notes, (i) the rating of such notes is lowered by two of the three Rating Agencies on any day during the period, referred to as the “Trigger Period,” commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public notice of our intention to effect a

Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any two of the three Rating Agencies), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform us that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Book-Entry Notes

The Depository Trust Company, New York, New York, referred to as the “Depository” or “DTC,” will be the depositary with respect to the notes. The notes will be issued as global securities registered in the name of Cede & Co., the Depository’s partnership nominee, and deposited with the Depository. See “—Book-Entry; Delivery and Form” for further information.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by Conagra in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

Additional Terms

For important additional information applicable to the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	general information regarding the indenture;

•	a description of modification and amendment of the indenture;

•	a description of defeasance under the indenture; and

•	additional information regarding the terms of senior debt securities issued under the indenture, including the notes.

Merger, Consolidation or Sale of Assets

We may, directly or indirectly, without the consent of the Trustee or the holders of the notes, merge or consolidate with, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties or assets to, another person, provided that:

•

either (a) we are the surviving entity in any such merger or consolidation or (b) the person formed by or surviving any such merger or consolidation (if other than us) or that so acquires such property or assets is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes pursuant to a supplemental indenture all of our obligations under the indenture;

•	immediately after such transaction and giving pro forma effect thereto, no default or Event of Default shall have occurred and be continuing; and

•	certain other conditions are met.

Following any such transaction, except in the case of a lease, we will be relieved of all obligations under the indenture and the notes.

Certain Covenants

Limitations on Liens

We will not, and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns any Principal Property unless:

•	we provide that the notes will be secured by such Lien equally and ratably with any and all other obligations and debt secured thereby; or

•

the aggregate amount of all our Indebtedness and the Indebtedness of our Consolidated Subsidiaries, together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “Limitations on Sale and Lease-Back Transactions” below, does not exceed 10% of Consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders.

This limitation on Liens will not apply to:

•	any Lien existing on any Principal Property on October 8, 1990;

•

any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly owned Consolidated Subsidiary securing Indebtedness of such Consolidated Subsidiary to us or to a wholly owned Consolidated Subsidiary;

•

any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary and the Lien was not created in contemplation of the merger or consolidation;

•	any Lien on any asset which exists at the time of the acquisition of the asset and the Lien was not created in contemplation of the acquisition of the asset;

•

any Lien on any asset or improvement to an asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Indebtedness secured by any such Lien, together with all other Indebtedness secured by a Lien in such property, does not exceed the purchase price of such property or the cost of such improvement;

•	any Lien incurred in connection with pollution control, industrial revenue or any similar financing;

•

any refinancing, extension, renewal or replacement of any of the Liens described under the heading “Limitations on Liens” if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets; or

•

any Liens arising in the ordinary course of our business or the business of any Consolidated Subsidiary that do not secure Indebtedness and do not in the aggregate materially detract from the value of our assets or the assets of such Consolidated Subsidiary, as the case may be, or materially impair the use thereof, in the operation of our business or the Consolidated Subsidiary’s business.

Limitations on Sale and Lease-Back Transactions

Neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value, as determined by our Board of Directors, of the property so leased;

•	we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading “Limitations on Liens” above; or

•

within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value, as determined by our Board of Directors, of the property so leased to the retirement of our Funded Indebtedness, other than Funded Indebtedness we were otherwise obligated to repay within such 90-day period.

SEC Reports

We will file with the Trustee, within 15 days after we are required to file the same with the SEC, after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC and within 15 days after such information, documents or reports are due with respect to a non-accelerated filer and after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, such information, documents or reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Notwithstanding the foregoing, (a) we will be deemed to have furnished such information, documents or reports referred to above to the Trustee if we have filed such information, documents or reports with the SEC via the EDGAR filing system (or any successor system) or, if at any time we are no longer subject to reporting under Section 13 or 15(d) of the Exchange Act and are not permitted to file such information, documents or reports with the SEC, if we post such information, documents or reports on our publicly available website and (b) if at any time we are no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, we will not be deemed to have failed to comply with any of our obligations under this covenant until 30 days after the date any information, document or report hereunder is required to be filed with the Trustee. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the indenture.

Certain Definitions Relating to Certain Covenants

“Attributable Debt” means the present value, determined as set forth in the indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Consolidated Net Tangible Assets” means the Net Tangible Assets of us and our Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles and as provided in the definition of Net Tangible Assets. In determining Consolidated Net Tangible Assets, minority interests in unconsolidated subsidiaries shall be included.

“Consolidated Subsidiary” and “Consolidated Subsidiaries” mean a subsidiary or subsidiaries the accounts of which are consolidated with ours in accordance with generally accepted accounting principles.

“Funded Indebtedness” means all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded debt. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

“Indebtedness” means any and all of the obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of the corporation as a liability as of the date of which Indebtedness is to be determined.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Net Tangible Assets” means the total amount of assets of a corporation, both real and personal, less the sum of:

•

all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation’s property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets; and

•

all Indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

“Principal Property” means, as of any date, any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our Board of Directors, is not of material importance to the business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by us or a Consolidated Subsidiary of any Principal Property that we or such Consolidated Subsidiary has sold or transferred or is about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Consolidated Subsidiary.

Events of Default

This description of “Events of Default” replaces and supersedes the section entitled “Events of Default” included in the accompanying prospectus. An “Event of Default” is defined under the indenture with respect to the notes of any series as being:

•	our default in the payment of any interest on any of the notes of that series when due and payable, and continuance of such default for a period of 30 days;

•	our default in payment when due of the principal of any of the notes of that series;

•

our default in the performance or breach of any covenant or warranty applicable to a series of notes contained in the indenture or the notes of that series, for a period of 90 days after receipt of written notice, as provided in the indenture or such notes;

•	the occurrence of certain events of bankruptcy, insolvency or reorganization involving us or any of our Significant Subsidiaries; or

•	our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to the notes of that series.

If an Event of Default with respect to the notes of any series (other than an Event of Default due to certain events of bankruptcy, insolvency and reorganization involving us) occurs and is continuing, then either the Trustee or the holders of at least 25% in aggregate principal amount of the notes of that series may declare the principal amount of all notes of that series and interest accrued thereon to be due and payable immediately.

If an Event of Default due to certain events of bankruptcy, insolvency and reorganization involving us occurs and is continuing, then the principal amount of all notes and interest accrued thereon will automatically become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

Under certain circumstances, the holders of a majority in principal amount of the notes of a series may, by written notice to us and the Trustee, rescind a declaration that the principal amount of and accrued interest on the notes are due and payable immediately if such rescission would not conflict with any judgment or decree already rendered and if all existing Events of Default with respect to the notes of that series (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding notes of a series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction may not be in conflict with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the Trustee is entitled to receive from such holders security or indemnity satisfactory to it against any loss, liability or expense which might be incurred by acting in compliance with any such direction.

We furnish to the Trustee annually a statement from one of our officers to the effect that, to the best of their knowledge, we are not in default of the performance of the terms of the indenture or, if they have knowledge that we are in default, specifying the default.

The indenture provides that no holder of notes of a series may institute any action against us under the indenture, except actions for payment of overdue principal or interest, unless all of the following occurs:

•	the holder gives to the Trustee written notice of the continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the notes of that series make a written request to the Trustee to pursue the remedy;

•	such holder or holders offer the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense which may be incurred;

•	the Trustee does not comply with the request within 60 days after receiving the request and the offer of security or indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of the notes of that series do not give the Trustee a direction that is inconsistent with the request.

The indenture requires the Trustee to give all of the holders of outstanding notes notice of any default by us with respect to any series of the notes, as provided in the Trust Indenture Act of 1939, as amended, unless the default has been cured or waived. Except in the case of a default in the payment of principal of, and any premium or interest on, any outstanding notes of a series, the Trustee is entitled to withhold such notice in the event that a committee of certain officers of the Trustee in good faith determines that withholding such notice is in the interest of the holders of the outstanding notes of that series.

Satisfaction and Discharge of the Indenture; Defeasance

The provisions described in “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus will be applicable to the notes, including the covenants described under “—Change of Control Offer,” “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Lease-Back Transactions” and “—Certain Covenants—SEC Reports.”

Applicable Law

The notes will be, and the indenture is, governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the indenture. From time to time, we and our subsidiaries maintain ordinary banking relationships with the Trustee.

The Trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement and the accompanying prospectus or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Neither the Trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Rating Event or Special Mandatory Redemption Event with respect to the notes has occurred.

Book-Entry; Delivery and Form

Except as set forth below, the notes of each series will be issued in registered global form in minimum denominations of $2,000 and multiples of $1,000 in excess of that amount.

The notes of each series will initially be represented by one or more fully registered global notes, referred to collectively as the “global notes.” Each such global note will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes of each series will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, referred to as “participants,” or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global note beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except in the event that use of the book-entry system for the global notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. Beneficial owners may ascertain that the nominee holding the global notes for their benefit has agreed to obtain and transmit notices to beneficial owners or beneficial owners may provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of Conagra, the Trustee or any other agent of Conagra or agent of the Trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’

accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes of any series of notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days with respect to such series, we will issue notes of such series in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes. In connection with any proposed transfer of definitive notes of any series of notes in exchange for global notes, we or DTC shall be required to provide or cause to be provided to the Trustee all information reasonably requested by the Trustee and reasonably available to us or DTC, as applicable, as necessary to allow the Trustee to comply with any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on information provided to it by or on behalf of us or DTC, as applicable, and shall have no responsibility to verify or ensure the accuracy of such information.

DTC has advised that it is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations with respect to the purchase, ownership and disposition of the notes, but it does not purport to be a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the notes. This summary is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service, referred to as the “IRS,” with respect to the statements made in this summary and there can be no assurance that the IRS will agree with such statements or that a court would not sustain a challenge by the IRS in the event of litigation.

This summary is limited to beneficial owners of one or more notes, referred to as the “Holders,” that purchase such note or notes upon their initial issuance at their “initial offering price” (i.e., the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and that will hold such note or notes as one or more “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular Holder’s circumstances (such as the effects of Section 451(b) of the Code, as revised by the 2017 legislation known as the “Tax Cuts and Jobs Act,” which requires certain persons to recognize income for U.S. federal income tax purposes no later than the time such income is taken into account in applicable financial statements) and does not discuss any aspect of U.S. federal tax law other than income tax law or any state, local or foreign tax consequences of the purchase, ownership and disposition of the notes. In addition, this summary does not address U.S. federal tax considerations applicable to certain categories of Holders that may be subject to special rules, such as:

•	brokers and dealers in securities or commodities;

•	traders in securities that have elected the mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold one or more notes as a part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or former long-term residents of the United States;

•	banks and other financial institutions;

•	insurance companies;

•	retirement plans;

•	regulated investment companies or real estate investment trusts;

•	controlled foreign corporations or passive foreign investment companies;

•	persons subject to the alternative minimum tax;

•	persons deemed to sell one or more notes under the constructive sale provisions of the Code;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships, other pass-through entities, and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds one or more notes, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership that will hold one or more notes, you are urged to consult your own tax advisor regarding the tax consequences to you of acquiring, holding and disposing of such note or notes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Effect of Certain Contingencies

In certain circumstances, we may become obligated to make payments on the notes in excess of stated interest and principal. The obligation to make these payments may implicate Treasury Regulations relating to “contingent payment debt instruments,” referred to as the “CPDIs,” which, if applicable, could cause the timing, amount and character of a Holder’s income, gain or loss with respect to its note or notes to be different from the consequences discussed below. However, the CPDI rules should not apply if (i) there is only a remote likelihood that any contingency causing such payments will occur, (ii) such payments, in the aggregate, are considered incidental, or (iii) there is a single payment schedule that is significantly more likely than not to occur.

As described above under “Description of Notes—Change of Control Offer,” in the event a Change of Control Triggering Event occurs, we will be required to offer to repurchase notes prior to their maturity date for an amount in excess of stated interest and principal. We believe the possibility of a Change of Control Triggering Event to be remote and/or the payments that would result therefrom in excess of stated interest and principal to be incidental in the aggregate, and, therefore, we do not intend to treat such possibility as causing the notes to be subject to the CPDI rules. Our determination that this contingency is remote and/or incidental in the aggregate will be binding on all Holders of the notes, except a Holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the relevant note was acquired.

In addition, as described above under “Description of Notes—Special Mandatory Redemption,” in the event a Special Mandatory Redemption Event occurs, we will be required to redeem the Special Mandatory Redemption Notes prior to their maturity date for an amount in excess of stated interest and principal. Although the issue is not free from doubt, we believe it is significantly more likely than not that a Special Mandatory Redemption Event will not occur, and, therefore, we do not intend to treat such possibility as causing the Special Mandatory Redemption Notes to be subject to the CPDI rules.

Our determinations regarding the contingences described above are not binding on the IRS, which may take a contrary position. If a note were deemed to be subject to the CPDI rules, the Holder of such note would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of such note, with adjustments to such accruals when any payments are made that differ from the payments calculated based on the assumed yield. Accordingly, a Holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat any gain recognized on the sale or other disposition of such note as ordinary income rather than as capital gain. You are urged to consult your own tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof. The remainder of this discussion assumes the notes will not be treated as CPDIs.

Original Issue Discount

It is anticipated, and the discussion here assumes, that the notes will be issued at par or at a discount that is no more than “de minimis” original issue discount for U.S. federal income tax purposes. You are urged to consult your own tax advisors regarding the tax consequences if the notes are issued with original issue discount, including the floating rate notes, which may be subject to special rules.

Consequences to U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (x) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions or (y) has made a valid election under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of the Code).

Payments of interest

Stated interest on a note generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in such note. Your adjusted tax basis in a note generally will be your cost for such note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for such note is more than 12 months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare tax

An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest, and certain net gain from the sale, exchange, redemption, retirement or other taxable disposition of property, such as the notes, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains in respect of an investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of your note or notes unless you are an exempt recipient. Backup withholding (currently at a rate of 24%) will apply to such payments if you fail to provide your taxpayer identification number, referred to as the “TIN,” provide an incorrect TIN, have been notified by the IRS that payments to you are subject to backup withholding, or fail to certify, under penalties of perjury, that you have provided your correct TIN and are not subject to backup withholding (generally on a properly completed and executed IRS Form W-9). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of the backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

Payments of interest

Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the notes to you generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption provided that:

•

the interest income is not effectively connected to a trade or business you conduct within the United States (or, in the case of an applicable income tax treaty, is not attributable to your permanent establishment or fixed base in the United States);

•

you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder; and

•

you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), to us or our paying agent certifying under penalties of perjury that you are not a “United States person” (as defined in the Code). If you hold a note through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent then generally will be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or appropriate successor form) certifying that interest paid to you on the notes is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note, unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to your permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a Non-U.S. Holder as described in the first bullet point, see “—Income or gain effectively connected with a United States trade or business” below. If you are a Non-U.S. Holder as described in the second bullet point, you generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, exchange, redemption, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on such note, this amount generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business within the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you generally will be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a “United States person” (as defined in the Code). You generally can meet these certification requirements by providing a properly executed IRS Form W-8ECI (or appropriate successor form) to us, or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year (subject to adjustments) that are effectively connected with your conduct of a trade or business in the United States and are not reinvested in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest on your note or notes and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) of your note or notes unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of the backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder, referred to as “FATCA,” impose a 30% withholding tax on U.S.-source interest paid on debt obligations such as the notes, and on the gross proceeds from a disposition of such obligations paid on or after January 1, 2019, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. The rules under FATCA are complex. We will not pay any additional amounts in respect of any amounts withheld, including pursuant to FATCA. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the notes.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and is not tax advice. Prospective purchasers of notes are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under the recently enacted law commonly known as the Tax Cuts and Jobs Act and other U.S. federal, state, or local tax laws as well as foreign and other tax laws and the possible effects of changes in applicable tax laws.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” related provisions of the Code, and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, and due to the complexity of these rules and the penalties that may be imposed thereunder, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA and Code-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

General Fiduciary Matters

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA, plans subject to Section 4975 of the Code, and entities whose underlying assets include plan assets by reason of such employee benefit plan or plan’s investment in such entities (each such employee benefit plan, plan or entity, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries, for the exclusive purpose of providing benefits to such participants and beneficiaries, and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan and all applicable provisions of ERISA and the Code. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

Prohibited Transaction Laws

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan unless an exemption is available. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include, without limitation, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption, referred to as “PTCE,” 95-60, regarding transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. Each exemption contains its own specific requirements and conditions. There can be no, and we do not provide any, assurance that any of these exemptions or any other exemption will be available with respect to the acquisition of the notes, or that all of the specified conditions of any such exemption will be satisfied.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, referred to as a “Governmental Plan,” a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code, referred to as a “Church Plan,” and a non-U.S. plan as described in Section 4(b)(4) of ERISA are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-United States laws that regulate its investments, referred to as “Similar Laws.” A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Laws applicable to the acquisition of the notes.

Representation

The notes may be acquired by a Plan or by a Governmental Plan, a Church Plan or a non-U.S. Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Laws.

Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1) either (a) it is not a Plan, a Governmental Plan, a Church Plan or a non-U.S. plan, (b) it is a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to ERISA, Section 4975 of the Code or any Similar Law that prohibits or taxes (either in terms of an excise or penalty tax) the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. plan.

UNDERWRITING (CONFLICT OF INTEREST)

Subject to the terms and conditions in the underwriting agreement between us and Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2020 Floating Rate Notes	Principal Amount of 2021 Floating Rate Notes	Principal Amount of 2021 Notes	Principal Amount of 2024 Notes	Principal Amount of 2025 Notes	Principal Amount of 2028 Notes	Principal Amount of 2038 Notes	Principal Amount of 2048 Notes
Goldman Sachs & Co. LLC	$	$	$	$	$	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Mizuho Securities USA LLC

Total	$	$	$	$	$	$	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated. The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount, in the case of the 2020 floating rate notes, up to     % of the principal amount, in the case of the 2021 floating rate notes, up to     % of the principal amount, in the case of the 2021 notes, up to     % of the principal amount, in the case of the 2024 notes, up to     % of the principal amount, in the case of the 2025 notes, up to     % of the principal amount, in the case of the 2028 notes, up to     % of the principal amount, in the case of the 2038 notes and up to     % of the principal amount, in the case of the 2048 notes. In addition, the underwriters may allow, and those selected dealers may reallow a concession of up to     % of the principal amount, in the case of the 2020 floating rate notes, up to     % of the principal amount, in the case of the 2021 floating rate notes, up to     % of the principal amount, in the case of the 2021 notes, up to     % of the principal amount, in the case of the 2024 notes, up to     % of the principal amount, in the case of the 2025 notes, up to     % of the principal amount, in the case of the 2028 notes, up to     % of the principal amount, in the case of the 2038 notes and up to     % of the principal amount, in the case of the 2048 notes, to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms of each series of notes offered hereby. The underwriters may offer and sell notes through certain of their affiliates.

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We are to pay     % per 2020 floating rate note,     % per 2021 floating rate note,     % per 2021 note,     % per 2024 note,     % per 2025 note,     % per 2028 note,     % per 2038 note and     % per 2048 note, of underwriting discounts to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the respective securities).

Expenses related to this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $2.35 million.

In the underwriting agreement, we have agreed that we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each series of notes is a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply to list the notes of any series on any securities exchange or to arrange for the notes of any series to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the prices of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the prices of the notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Any of these activities may have the effect of preventing or mitigating a decline in the market prices of the notes. They may also cause the market prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Settlement

It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the                  business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day prior to the closing of this offering will be required, by virtue of the fact that the notes initially will settle in T+    , to specify alternative settlement arrangements to prevent a failed settlement.

Conflict of Interest

We intend to use the net proceeds of this offering, in part, to repay our existing $300 million term loan facility, repay a portion of our outstanding commercial paper, redeem the Pinnacle Notes and repay Pinnacle’s existing credit facility. Because more than 5% of the net proceeds from this offering may be used to repay our existing $300 million term loan facility with an affiliate of an underwriter of this offering, as well as to repay commercial paper and redeem the Pinnacle Notes held by certain underwriters of this offering and/or their affiliates and to repay Pinnacle’s existing credit facility with affiliates of certain underwriters of this offering, this offering will be conducted in accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc., or “FINRA.” Any underwriter of this offering subject to FINRA Rule 5121 will not confirm sales of the notes to accounts over which such underwriter exercises discretionary authority without the prior written consent of the customer.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with us and our affiliates and have received or may in the future receive compensation for their services. In the ordinary course of their respective businesses, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates currently hedge and are likely to hedge in the future and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. Affiliates of some of the underwriters are lenders under one of our existing credit agreements. Certain of the underwriters and/or their affiliates serve as a financial advisor to the Company in connection with the Merger. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Directive; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Conagra Brands.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this prospectus supplement and the accompanying prospectus.

Notice to Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Notice to Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, referred to as the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, referred to as “ASIC,” in relation to the offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, referred to as the “Corporations Act,” and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons, referred to as “Exempt Investors,” who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Investors in Switzerland

This prospectus supplement and the accompanying prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, referred to as the “DFSA.” This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying prospectus. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes for us. The underwriters are being represented in connection with this offering by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of Conagra Brands, Inc. as of May 27, 2018 and May 28, 2017, and for each of the fiscal years in the three-year period ended May 27, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pinnacle Foods Inc. incorporated in this prospectus supplement and the accompanying prospectus by reference from Pinnacle Foods Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Pinnacle Foods Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.

PROSPECTUS

Conagra Brands, Inc.

Common Stock

Preferred Stock

Debt Securities

We may from time to time offer and sell, in one or more offerings, common stock, preferred stock, debt securities, or any combination of these securities. This prospectus describes some of the general terms that may apply to these securities. We will provide specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis. The names of any underwriters, dealers or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “CAG.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

You should carefully consider the risk factors included in any accompanying prospectus supplement and in the reports we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider. See “Risk Factors” on page 5 of this prospectus and the information included and incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, using an automatic “shelf” registration process. Under this shelf registration process, we may at any time and from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with general information about us and the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “Conagra,” “Conagra Brands,” the “Company” or other similar terms mean Conagra Brands, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at http://www.conagrabrands.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended May 27, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended August 26, 2018;

•	our Current Reports on Form 8-K filed with the SEC on June 27, 2018 (Items 1.01 and 8.01), July 17, 2018, August 8, 2018 and September 27, 2018 (Item 5.07); and

•

the description of Conagra Brands’ common stock contained in registration statements on Form 8-A filed under the Exchange Act, including any amendments or reports filed with the SEC for the purpose of updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the completion of the offering of securities described in this prospectus. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Conagra Brands, Inc.

222 Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Attention: Corporate Secretary

(312) 549-5000

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance and are subject to certain risks, uncertainties and changes in circumstances. These forward-looking statements include, among others, statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms. Such forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. In addition to the risk factors referred to or described in this prospectus under “Risk Factors,” as well as in documents incorporated by reference in this prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•

the failure to obtain shareholder approval from Pinnacle Foods Inc., which we refer to as Pinnacle, of the pending merger, which we refer to as the Merger, whereby a wholly owned subsidiary of ours will merge with and into Pinnacle, with Pinnacle surviving as our wholly owned subsidiary;

•	the possibility that the closing conditions to the Merger may not be satisfied or waived;

•	delay in closing the Merger or the possibility of non-consummation of the Merger;

•

the risk that the cost savings and any other synergies from the Merger may not be fully realized or may take longer to realize than expected, including that the Merger may not be accretive within the expected timeframe or to the extent anticipated;

•	the occurrence of any event that could give rise to termination of the Merger Agreement;

•	the risk that shareholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the Merger to us and our management;

•	the effect of the announcement of the Merger on our ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

•	our ability to achieve the intended benefits of recent and pending acquisitions and divestitures, including the recent spin-off of our Lamb Weston business;

•	the continued evaluation of the role of our Wesson® oil business;

•	general economic and industry conditions;

•	our ability to successfully execute our long-term value creation strategy;

•	our ability to access capital on acceptable terms or at all;

•	our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies from cost-saving initiatives and to benefit from trade optimization programs;

•	the effectiveness of our hedging activities and our ability to respond to volatility in commodities;

•	the competitive environment and related market conditions;

•	our ability to respond to changing consumer preferences and the success of our innovation and marketing investments;

•	the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters;

•	actions of governments and regulatory factors affecting our businesses, including the ultimate impact of recently enacted U.S. tax legislation and related regulations or interpretations;

•	the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions;

•	risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; and

•	and other risks described in our most recent Annual Report on Form 10-K and other reports we file with the SEC.

The forward-looking statements in this prospectus and in the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

THE COMPANY

Conagra Brands, Inc., a Delaware corporation, together with its consolidated subsidiaries (collectively, the “Company”, “we”, “our”, or “us”), is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, the Company combines a rich heritage of making great food with a sharpened focus on innovation. The Company’s portfolio is evolving to satisfy people’s changing food preferences. Its iconic brands such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim®, and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Angie’s® BOOMCHICKAPOP®, Blake’s®, Duke’s® and Frontera®, offer choices for every occasion.

Our Grocery & Snacks reporting segment principally includes branded, shelf stable food products sold in various retail channels in the United States.

Our Refrigerated & Frozen reporting segment principally includes branded, temperature controlled food products sold in various retail channels in the United States.

Our International reporting segment principally includes branded food products, in various temperature states, sold in various retail and foodservice channels outside of the United States.

Our Foodservice reporting segment includes branded and customized food products, including meals, entrees, sauces and a variety of custom-manufactured culinary products, packaged for sale to restaurants and other foodservice establishments in the United States.

Our Commercial reporting segment included commercially branded and private label food and ingredients, which were sold primarily to commercial, restaurant, foodservice, food manufacturing, and industrial customers. The segment’s primary food items included a variety of vegetable, spice, and frozen bakery goods, which were sold under brands such as Spicetec Flavors & Seasonings®. In the first quarter of fiscal 2017, we sold our Spicetec and JM Swank businesses. These businesses comprise the entire Commercial segment following the presentation of Lamb Weston as discontinued operations.

Corporate Information

We were initially incorporated as a Nebraska corporation in 1919 and were reincorporated as a Delaware corporation in December 1975. Our principal executive offices are located at 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654, and our main telephone number is (312) 549-5000. Our website is www.conagrabrands.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus. For additional information concerning Conagra Brands, please see our most recent Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference into this document. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for our operations and for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented.

	Thirteen Weeks Ended		Fiscal Years Ended May
	August 26, 2018	2018	2017	2016	2015	2014
Ratio of earnings to fixed charges	5.2	6.0	4.5	1.4	2.8	1.9

For purposes of calculating the ratio of earnings to fixed charges, earnings are equal to the amount resulting from (1) adding (a) income from continuing operations before income taxes and equity method investment earnings, (b) fixed charges and (c) distributed income of equity method investees and (2) subtracting capitalized interest. Fixed charges are equal to the sum of (1) interest expense, (2) capitalized interest and (3) an estimate of the interest within rental expense (which we estimate to be one-third of the total of such expense).

Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $5.00 per share; 150,000 shares of Class B preferred stock, $50.00 par value; 250,000 shares of Class C preferred stock, $100.00 par value; 1,100,000 shares of Class D preferred stock, without par value; and 16,550,000 shares of Class E preferred stock, without par value.

Dividends on Capital Stock

The board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Preferred Stock

We may issue preferred stock in series with rights and preferences as authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock offered under this prospectus. Each prospectus supplement will describe, as to the preferred stock to which it relates:

•	the title of the series;

•	the voting rights of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series;

•	the terms, if any, on which the series may or will be redeemed;

•	the preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the right, if any, of holders of the series to convert them into another class of our stock or securities; and

•	any other material terms of the series.

Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “CAG”. The holders of our common stock are entitled to one vote for each share. Upon liquidation, the holders of our common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

The shares of our common stock offered under this prospectus will be fully paid and non-assessable. Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of Conagra Brands.

Provisions of Our Amended and Restated Certificate of Incorporation and Delaware Law That May Have an Anti-Takeover Effect

Article XII of our amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of Conagra Brands, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with Conagra Brands.

Article XIII of our certificate of incorporation requires that any action required or permitted to be taken by Conagra Brands stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

Article XIV of our certificate of incorporation provides in general that any direct or indirect purchase by Conagra Brands or any subsidiary of Conagra Brands of any of its voting stock, as defined in Article XIV, or rights to acquire voting stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its voting stock, referred to in this paragraph as an interested stockholder, and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding voting stock held by an interested stockholder. Article XVIII is intended to prevent “greenmail,” which is a term used to describe the accumulation of a block of a corporation’s stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

The provisions of our certificate of incorporation and Delaware law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Conagra Brands. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may issue, which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture dated as of October 12, 2017 between us and Wells Fargo Bank, National Association, as trustee. The indenture, and any supplemental indentures thereto, are subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The indenture has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “we,” “us,” “our,” “Conagra,” “Conagra Brands,” the “Company” or other similar terms in this section, we mean Conagra Brands, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness senior in right of payment to all of our subordinated indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

We will set forth in a prospectus supplement relating to any debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	the date or dates on which the principal on the series of debt securities is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any to extend the interest periods and the duration of that extension;

•	the place or places where the principal of, and premium and interest, if any, on, the debt securities will be payable;

•	the terms and conditions upon which the debt securities may be redeemed;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the debt securities;

•

the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of the debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest, if any, on the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such debt securities);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture; and

•	any provisions relating to conversion of the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

In addition, the indenture does not limit our ability to issue convertible, exchangeable or subordinated debt securities. Any conversion, exchange or subordination provisions of debt securities will be described in the relevant prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•

register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.

•	No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to any applicable abandoned property law, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•	the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor or transferee assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•

immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of the above transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture; provided, however, that the predecessor company will not be relieved of the obligation to pay principal and interest on the debt securities except in the case of a sale of all of the assets of us and our subsidiaries.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	failure on our part to comply with the covenant described under “—Consolidation, Merger and Sale of Assets”;

•

default in the performance or breach of any other covenant or warranty by us in the indenture or any supplemental indenture with respect to such series (other than a covenant or warranty that has been included in the indenture or supplemental indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company or our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

We will promptly deliver to the trustee written notice of any event which with the giving of notice and the lapse of time would become a covenant event of default, or any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement, along with a description of the status and what action we are taking or propose to take with respect to such event of default.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to that series, other than the non-payment of principal and interest, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation, expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency;

•

conform the text of the indenture, including any supplemental indenture, or the debt securities to any corresponding provision of this “Description of Debt Securities” or description of the debt securities found in the prospectus supplement as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Consolidation, Merger and Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect, as evidenced by an officer’s certificate; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

•

reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to certain events of bankruptcy, insolvency or reorganization of our significant subsidiaries.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture is and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the prospectus supplement, certain legal matters with respect to the validity of the securities will be passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of Conagra Brands, Inc. as of May 27, 2018 and May 28, 2017, and for each of the fiscal years in the three-year period ended May 27, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

$         Floating Rate Notes due 2020

$         Floating Rate Notes due 2021

$             % Senior Notes due 2021

$             % Senior Notes due 2024

$             % Senior Notes due 2025

$             % Senior Notes due 2028

$             % Senior Notes due 2038

$             % Senior Notes due 2048

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Merrill Lynch	J.P. Morgan	Mizuho Securities

                , 2018